Exhibit 99.2

Tyman plc

Consolidated Financial Statements

For the years ended 31 December 2023 and 2022

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors of Tyman plc

Opinion

We have audited the consolidated financial statements of Tyman plc and subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2023 and 2022 and the related consolidated income statements, statements of comprehensive income, statements of changes in equity, and cashflow statements for the years then ended, and the related notes to the consolidated financial statements (collectively referred to as the "financial statements").

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is responsible for assessing the Company’s ability to continue as a going concern at least, but not limited to, twelve months from the end of the reporting period, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

Deloitte LLP

London, United Kingdom

July 22, 2024

Consolidated income statement

For the years ended 31 December 2023 and 2022

	Note	2023 Restated[1] £m	2022 Restated[1] £m
Revenue	3	657.6	715.5
Cost of sales	3	(456.7)	(512.4)
Gross profit		200.9	203.1
Selling, general and administrative expenses		(139.9)	(132.0)
Net impairment losses on financial assets	13	(0.8)	(0.4)
Operating profit	4	60.2	70.7
Finance income	6	3.4	1.0
Finance costs	6	(13.6)	(10.3)
Net finance costs	6	(10.2)	(9.3)
Profit before taxation	3	50.0	61.4
Income tax charge	7	(11.8)	(13.6)
Profit for the year		38.2	47.8
Basic earnings per share (pence per share)	8	19.6	24.6
Diluted earnings per share (pence per share)	8	19.5	24.5

[1]	See note 2.4 for details regarding classification adjustment between selling, general and administrative expenses and cost of sales.

Consolidated statement of comprehensive income

For the years ended 31 December 2023 and 2022

	Note	2023 £m	2022 £m
Profit for the year		38.2	47.8
Other comprehensive (expense)/income
Items that will not be reclassified to profit or loss
Remeasurements of post-employment benefit obligations	20	(1.7)	–
Total items that will not be reclassified to profit or loss		(1.7)	–
Items that may be reclassified subsequently to profit or loss
Exchange differences on translation of foreign operations		(31.9)	54.1
Change in fair value of net investment hedge	16	5.4	(11.7)
Effective portion of changes in value of fair value hedges	16	(0.5)	0.2
Total items that may be reclassified (from)/to profit or loss		(27.0)	42.6
Other comprehensive (expense)/income for the year		(28.7)	42.6
Total comprehensive income for the year		9.5	90.4

Items in the statement above are disclosed net of tax. The income tax relating to each component of other comprehensive income is disclosed in note 7.

Consolidated statement of changes in equity

For the years ended 31 December 2023 and 2022

	Note	Share capital £m	Share premium £m	Treasury reserve[3] £m	Hedging reserve £m	Translation reserve[2] £m	Retained earnings £m	Total equity £m
At 1 January 2022		9.8	–	(2.6)	–	49.2	426.0	482.4
Profit for the year		–	–	–	–	–	47.8	47.8
Other comprehensive income		–	–	–	0.2	42.4	–	42.6
Total comprehensive income		–	–	–	0.2	42.4	47.8	90.4
Transactions with owners in their capacity as owners
Share-based payments[1]		–	–	–	–	–	0.8	0.8
Dividends paid	23	–	–	–	–	–	(25.4)	(25.4)
Issue of own shares from Employee Benefit Trust	22	–	–	0.5	–	–	(0.5)	–
Purchase of own shares for Employee Benefit Trust	22	–	–	(6.6)	–	–	–	(6.6)
Total transactions with owners		–	–	(6.1)	–	–	(25.1)	(31.2)
At 31 December 2022		9.8	–	(8.7)	0.2	91.6	448.7	541.6
Profit for the year		–	–	–	–	–	38.2	38.2
Other comprehensive expense		–	–	–	(0.5)	(26.5)	(1.7)	(28.7)
Total comprehensive income/(expense)		–	–	–	(0.5)	(26.5)	36.5	9.5
Transactions with owners in their capacity as owners
Share-based payments[1]		–	–	–	–	–	1.2	1.2
Dividends paid	23	–	–	–	–	–	(26.6)	(26.6)
Issue of own shares from Employee Benefit Trust	22	–	0.1	2.2	–	–	(1.9)	0.4
Purchase of own shares for Employee Benefit Trust	22	–	–	(0.5)	–	–	–	(0.5)
Total transactions with owners		–	0.1	1.7	–	–	(27.3)	(25.5)
At 31 December 2023		9.8	0.1	(7.0)	(0.3)	65.1	457.9	525.6

[1]	Share-based payments include a tax charge of £0 million (2022: tax charge of £0.2 million) and a credit due to issuance of shares under the deferred share bonus plan of £0.1 million (2022: £0.2 million).
[2]	The Translation reserve is used to record the difference arising from the retranslation of the financial statements of foreign operations, offset by net investment hedges.
[3]	The Treasury reserve reflects ordinary shares in Tyman plc held by the Company and the EBT to fulfil obligations under the Group’s share plans.

Consolidated balance sheet

As at 31 December 2023 and 2022

	Note	2023 £m	2022 £m
ASSETS
Non-current assets
Goodwill	9	399.3	399.3
Intangible assets	9	66.2	57.7
Property, plant and equipment	10	71.1	74.6
Right-of-use assets	11	55.4	57.3
Financial assets at fair value through profit or loss	13	1.2	1.2
Derivative financial instruments	16	–	0.2
Deferred tax assets	7	1.4	1.7
		594.6	592.0
Current assets
Inventories	12	119.0	153.1
Trade and other receivables	13	85.6	81.4
Cash and cash equivalents	14	63.7	74.6
Current tax asset		2.3	–
		270.6	309.1
Assets classified as held for sale	10	2.4	–
		273.0	309.1
TOTAL ASSETS		867.6	901.1
LIABILITIES
Current liabilities
Trade and other payables	15	(94.8)	(88.3)
Derivative financial instruments	16	(0.5)	(0.2)
Borrowings	17	(60.2)	(15.9)
Lease liabilities	11	(7.1)	(6.8)
Current tax liabilities		(2.0)	(1.8)
Provisions	19	(2.1)	(5.0)
		(166.7)	(118.0)
Non-current liabilities
Borrowings	17	(111.5)	(172.5)
Lease liabilities	11	(52.6)	(54.9)
Deferred tax liabilities	7	(4.9)	(6.9)
Derivative financial instruments	16	(0.3)	–
Retirement benefit obligations	20	(2.6)	(4.3)
Provisions	19	(3.4)	(2.9)
		(175.3)	(241.5)
TOTAL LIABILITIES		(342.0)	(359.5)
NET ASSETS		525.6	541.6
EQUITY
Capital and reserves attributable to owners of the Company
Share capital	21	9.8	9.8
Share premium	21	0.1	–
Treasury reserve		(7.0)	(8.7)
Hedging reserve	16	(0.3)	0.2
Translation reserve		65.1	91.6
Retained earnings		457.9	448.7
TOTAL EQUITY		525.6	541.6

Consolidated cash flow statement
For the years ended 31 December 2023 and 2022

	Note	2023 £m	2022 £m
Cash flow from operating activities
Profit before taxation	3	50.0	61.4
Adjustments	25	51.3	53.0
Changes in working capital:
Inventories		28.7	(4.8)
Trade and other receivables		(6.7)	5.6
Trade and other payables		7.8	(32.2)
Provisions utilised		(4.2)	(0.7)
Pension contributions		(2.6)	(0.2)
Income tax paid		(15.5)	(21.5)
Net cash generated from operating activities		108.8	60.6
Cash flow from investing activities
Purchases of property, plant and equipment	10	(11.1)	(19.2)
Purchases of intangible assets	9	(4.5)	(4.9)
Proceeds on disposal of property, plant and equipment		0.1	0.1
Acquisition of subsidiary undertakings, net of cash acquired	24	(43.8)	–
Interest received		3.4	0.9
Net cash used in investing activities		(55.9)	(23.1)
Cash flow from financing activities
Interest paid		(11.7)	(9.5)
Dividends paid	23	(26.6)	(25.4)
Proceeds from issue of own shares from Employee Benefit Trust		0.4	–
Purchase of own shares for Employee Benefit Trust		(0.5)	(6.6)
Refinancing costs paid		(0.6)	(2.1)
Proceeds from drawdown of borrowings		84.7	122.3
Repayments of borrowings		(103.7)	(113.0)
Principal element of lease payments		(7.1)	(6.2)
Net cash used in financing activities		(65.1)	(40.5)
Net decrease in cash and cash equivalents and bank overdrafts		(12.2)	(3.0)
Exchange (loss)/gain on cash and cash equivalents and bank overdrafts		(7.7)	3.1
Cash and cash equivalents and bank overdrafts at beginning of year		58.2	58.1
Cash and cash equivalents and bank overdrafts at end of year	14	38.3	58.2

Notes to the financial statements

For the years ended 31 December 2023 and 2022

1. General information

Tyman plc is a leading international supplier of engineered fenestration and access solutions to the construction industry. The Group designs and manufactures products that enhance the comfort, sustainability, security, safety and aesthetics of residential homes and commercial buildings. Tyman serves its markets through three regional divisions. Headquartered in London, the Group employs approximately 3,600 people with facilities in 15 countries.

Tyman plc is a public limited company listed on the London Stock Exchange, incorporated and domiciled in the United Kingdom. The Company is registered in England & Wales and the address of the Company’s registered office is 29 Queen Anne’s Gate, London SW1H 9BU.

2. Accounting policies and basis of preparation

The accounting policies in this section relate to the financial statements in their entirety. Accounting policies, including critical accounting judgements and estimates used in the preparation of the financial statements, that relate to a particular note, are described in the specific note to which they relate. The accounting policies have been consistently applied to all the years presented, unless otherwise stated.

2.1 Basis of preparation

The consolidated financial statements have been prepared on a historical cost basis except for items that are required by International Financial Reporting Standards (IFRS) to be measured at fair value, principally certain financial instruments. The consolidated financial statements have been prepared in accordance with IFRS, which includes the standards and interpretations issued by the International Accounting Standards Board (IASB).

These consolidated financial statements are presented in millions of sterling rounded to the nearest one decimal place.

2.2 Going concern

As at 31 December 2023, the Group had net cash and cash equivalents of £38.3 million, and an undrawn Revolving Credit Facility (“RCF”) available of £144.8 million, giving liquidity headroom of £183.1 million. The Group also has potential access to an uncommitted accordion facility of £100 million. The RCF matures in December 2027.

The Group is subject to leverage and interest cover covenants tested in June and December and had significant headroom on both covenants at 31 December 2023.

The Group has performed an assessment of going concern through reviewing liquidity headroom and covenant compliance under the Board approved financial forecast and modelling several downside scenarios. In all scenarios modelled, the Group would retain significant liquidity and covenant headroom throughout the going concern period.

Having reviewed the various scenario models, available liquidity and taking into account current trading, the Directors are satisfied that the Group has sufficient financial resources to continue in operation for the foreseeable future, which is considered to be a period of not less than twelve months from the date of this report. Accordingly, the consolidated and Company financial information has been prepared on a going concern basis.

As outlined in note 28, on 22 April 2024, the Boards of Directors of Quanex Building Products Corporation (“Quanex”) and Tyman plc announced that they had reached an agreement on the terms and conditions of a recommended cash and share offer by Quanex for the entire issued, and to be issued, ordinary share capital of Tyman plc, which was approved by shareholders on 12 July 2024. The Group has considered the impact of this transaction on the going concern assessment, including the available liquidity of Quanex to fund Tyman’s outstanding debt and Quanex’s intentions for Tyman, and concluded that it remains appropriate to prepare the consolidated financial information on a going concern basis.

2.3 Accounting judgements and estimates

The preparation of financial statements requires management to exercise judgement in applying the Group’s accounting policies. It also requires the use of certain critical accounting estimates and assumptions that affect the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates. The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimate is revised and in any affected future periods.

There are no areas representing critical judgements made by management and no key sources of estimation uncertainty in the Group’s financial statements.

The Group has considered the impact of climate change in preparing these financial statements, in line with the risks identified as part of the Taskforce on Climate-related Financial Disclosures (“TCFD”) and Climate-related Financial Disclosure (“CFD”) work. Climate change considerations have been described further in the relevant notes; however, there are no risks identified that would materially impact the financial statements.

2.4 Changes in accounting policies and disclosures

2.4.1 New, revised and amended standards and interpretations adopted by the Group

The accounting standards and interpretations that became effective in the current year did not materially impact the Group’s accounting policies and did not require retrospective adjustments.

Title	Subject	Effective date
IFRS 17	Insurance Contracts	1 Jan 2023
Amendments to IFRS 17	IFRS 17	1 Jan 2023
Amendments to IAS 1	Presentation of Financial Statements and IFRS practice statement 2 making materiality judgements – disclosure of accounting policies	1 Jan 2023
Amendments to IAS 12	Income taxes – Deferred tax related to assets and liabilities arising from a single transaction	1 Jan 2023
Amendments to IAS 12	Incomes taxes – International tax reform – Pillar two model rules	1 Jan 2023
Amendments to IAS 8	Accounting policies, changes in accounting policies, estimates and errors – Definition of accounting estimates	1 Jan 2023

2.4.2 New, revised and amended accounting standards not yet adopted

Certain new accounting standards, amendments to accounting standards and interpretations have been published that are not effective yet and have not been early adopted by the Group. These standards, amendments or interpretations are not expected to have a material impact on the Group when adopted. These standards, amendments or interpretations are listed below:

Title	Subject	Effective date
Amendments to IAS 1	Classification of liabilities as current or non-current	1 Jan 2024
Amendments to IAS 7 and IFRS 7	Supplier finance arrangements	1 Jan 2024
Amendment to IFRS 16	Lease Liability in a Sale and Leaseback	1 Jan 2024
Amendments to IAS 1	Non-current liabilities with covenants	1 Jan 2024
Amendments to IFRS 18	Presentation and disclosure in Financial Statements	1 Jan 2027

2.4.3 Restatement selling, general and administrative expenses and cost of sales

As part of the preparation of the 2022 and 2023 consolidated financial statements, the costs included within selling, general and administrative expenses and cost of sales were reviewed and it was concluded that outward freight costs included within selling, general administrative expenses were better presented within cost of sales. Consequently, a restatement has been made to reclassify outward freight costs, which increases cost of sales and reduces selling, general and administrative expenses by £17.2 million in 2023 and £19.2 million in 2022.

2.5 Consolidation

Subsidiaries are entities that are directly or indirectly controlled by the Group. Control exists when the Group is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. Subsidiaries are consolidated from the date on which control is transferred to the Group. They are deconsolidated from the date that control ceases.

Intercompany transactions, balances and unrealised gains and losses on transactions between Group companies are eliminated. Unrealised losses are also eliminated. Where necessary, amounts reported by subsidiaries have been adjusted to conform to the Group’s accounting policies.

2.6 Foreign exchange

2.6.1 Functional and presentation currency

Items included in the financial statements of each of the Group’s entities are measured using the currency of the primary economic environment in which the entity operates (the functional currency). The consolidated financial statements are presented in sterling, which is the functional currency of the Company and the presentation currency of the Group.

2.6.2 Transactions and balances

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognised in the income statement, except when deferred in other comprehensive income as qualifying net investment hedges. Other than the ineffective element, these are recognised directly in equity until the disposal of the net investment, at which time they are recognised in the income statement.

2.6.3 Group companies

On consolidation, assets and liabilities of Group companies denominated in foreign currencies are translated into sterling at the exchange rate prevailing at the balance sheet date. Income and expense items are translated into sterling at the average rates throughout the year, unless the average rate is not a representative rate for any significant transactions, in which case the rate prevailing at the date of the transaction is used.

Exchange differences arising on the translation of opening net assets of Group companies, together with differences arising from the translation of the net results at average or actual rates to the exchange rate prevailing at the balance sheet date, are taken to other comprehensive income. On disposal of a foreign entity, the cumulative translation differences recognised in other comprehensive income relating to that particular foreign operation are recognised in the income statement as part of the gain or loss on disposal.

2.7 Revenue recognition

The Group derives revenue solely from the sale of goods to customers. This revenue recognition policy applies to all product types and sales channels. Revenue from the sale of goods is recognised when control of the goods has been transferred to the buyer. Control transfers when the customer has the ability to direct the use of, and obtain substantially all of, the benefits of the goods. This is either on dispatch of the goods or on receipt of goods by the customer, depending on the terms of shipment.

Where the Group is responsible for arranging shipping services, an evaluation is made to determine whether the shipping services are a separate performance obligation. Where these are considered to be a separate performance obligation, the revenue recognition criteria are applied to the performance obligations of sale of goods and shipping services separately. Revenue is allocated to each performance obligation based on its standalone selling price.

The Group is considered to be acting as the principal in shipping arrangements when it has discretion over setting prices, has primary responsibility for fulfilling the obligation, and retains inventory risk. In these circumstances, the cost of freight to customers is considered a distribution expense. The cost of freight is recorded within cost of sales (note 2.4)

Revenue is measured at the fair value of the consideration received or receivable. Revenue represents the amounts receivable for goods supplied, stated net of discounts, returns, rebates and value-added taxes. Where customers have a right to return goods, a refund liability is recognised (included in trade and other payables) for the expected value of refunds to be provided to customers. A corresponding contract asset is recognised reflecting the value of goods expected to be returned (included in other receivables). Accumulated experience is used to estimate and provide for expected returns using the expected value method.

Volume rebates are calculated with reference to customer agreements, which have flat or tiered volume thresholds based on the level of sales achieved over the period of the agreement using the expected value method. The periods of these agreements are co-terminus with the financial year end of the Group. Early settlement discounts are known shortly after the sale and can therefore be reliably estimated. Revenue is only recognised to the extent that it is highly probable that a significant reversal will not occur.

Incremental costs of obtaining a contract, such as sales commissions, are expensed as incurred, as the period over which the Group obtains benefit from these is less than twelve months.

3. Segment reporting

3.1 Accounting policy

Operating segments are reported in a manner consistent with the internal reporting provided to the Chief Operating Decision Maker. The Chief Operating Decision Maker, defined as the Board of Directors of the Group, is responsible for allocating resources and assessing performance of the operating segments.

3.2 Segment information

The reporting segments reflect the manner in which performance is evaluated and resources are allocated. The Group operates through three divisions: Tyman North America, Tyman UK & Ireland and Tyman International.

North America comprises all the Group’s operations within the US, Canada and Mexico. UK & Ireland comprises the Group’s UK and Ireland hardware business, together with Access 360 and Tyman Sourcing Asia. International comprises the Group’s remaining businesses outside the US, Canada, Mexico and the UK (although it includes the two UK seal manufacturing plants that are managed by the Tyman International leadership team). Centrally incurred functional costs that are directly attributable to a division are allocated or recharged to the division. All other centrally incurred costs and eliminations are disclosed as a separate line item in the segment analysis.

In the opinion of the Board, there is no material difference between the Group’s operating segments and segments based on geographical splits. Accordingly, the Board does not consider geographically defined segments to be reportable.

The following tables present revenue and profit information for the Group’s reporting segments, which have been generated using the Group’s accounting policies, with no differences of measurement applied, other than those noted above.

3.2.1 Revenue by division

	2023			2022
	Segment revenue £m	Inter-segment revenue[1] £m	External revenue £m	Segment revenue £m	Inter-segment revenue[1] £m	External revenue £m
North America	434.5	(2.2)	432.3	474.9	(3.0)	471.9
UK & Ireland	97.5	(0.2)	97.3	103.5	(0.2)	103.3
International	129.8	(1.8)	128.0	143.4	(3.1)	140.3
Total revenue	661.8	(4.2)	657.6	721.8	(6.3)	715.5

[1]	Inter-segment revenues are calculated on an arm’s-length basis.

Included within the Tyman International segment is revenue generated from the UK of £26.4 million (2022: £24.7 million).The Group has no major customers which are required to be disclosed.

3.2.2 Revenue by product line

	2023 £m	2022 £m
Window and door hardware	472.7	512.4
Seals and extrusions	106.4	126.3
Commercial access solutions	76.3	74.7
Other products	2.2	2.1
Total revenue from products	657.6	715.5

3.2.3 Depreciation and amortisation

	Depreciation		Amortisation
	2023 £m	2022 £m	2023 £m	2022 £m
North America	(12.6)	(12.6)	(11.9)	(13.7)
UK & Ireland	(2.2)	(1.9)	(1.2)	(2.8)
International	(4.9)	(4.8)	(3.2)	(3.1)
Head Office	(0.2)	(0.2)	–	–
Total	(19.9)	(19.5)	(16.3)	(19.6)

3.2.4 Operating segment profit

Operating segment profit is the segment measure of profit and loss reviewed by the chief operating decision maker. Operating segment profit is defined as profit before tax before Head Office costs, and excluding restructuring costs, net M&A costs, a charge associated with the devaluation of the Argentinian Peso, significant impairment charges and reversals, amortisation of acquired intangible assets, and net finance costs. An analysis of operating segment profit by reportable segment and the reconciliation between operating segment profit and profit before tax is as follows:

	Note	2023 £m	2022 £m
North America		67.1	66.8
UK & Ireland		12.0	14.5
International		13.5	21.3
		92.6	102.6
Head Office costs		(9.5)	(8.0)
Restructuring costs[1]		(6.7)	(6.3)
Net M&A costs [2]		(1.4)	–
Argentina devaluation charge[3]		(1.2)	–
Amortisation of acquired intangible assets	9	(13.6)	(17.6)
Operating profit		60.2	70.7
Net finance costs	6	(10.2)	(9.3)
Profit before taxation		50.0	61.4

[1]	The restructuring costs comprise costs related to the consolidation of the three UK access solutions businesses into a single site, costs related to a targeted reduction in workforce in North America, and costs associated with the international fixed cost base optimisation, which include the final costs relating to the closure of the Hamburg facility and transfer of production to the UK, cessation of manufacturing in Brazil and closure of the Chinese operation.

[2]	M&A costs of £1.4 million in 2023 comprise costs associated with the Lawrence acquisition, including due diligence, legal fees, and other acquisition-related costs, as well as a charge associated with the estimated earn-out, which under accounting standards, is treated as post-combination remuneration rather than consideration due to it being conditional on continuing employment of a key employee.

[3]	The Argentina devaluation charge of £1.2 million relates to the impact of the action taken by the new government in Argentina to significantly devalue the Peso in December 2023 on retranslating a Euro-denominated payable held by the Group’s Argentinian business.

3.2.5 Segment assets and liabilities

	Segment assets		Segment liabilities[1]
	2023 £m	2022 £m	2023 £m	2022 £m
North America	564.8	598.3	(89.2)	(114.4)
UK & Ireland	139.4	131.3	(38.6)	(32.8)
International	158.8	160.6	(52.0)	(45.5)
Head Office	4.6	10.9	(162.2)	(166.8)
Total	867.6	901.1	(342.0)	(359.5)

	Non-current assets
	2023 £m	2022 £m
North America	429.5	421.6
UK & Ireland	88.3	86.5
International	78.5	83.6
Head Office	(1.7)	0.3
	594.6	592.0
Assets classified as held for sale	2.4	–
Total	597.0	592.0

[1]	Included within Head Office segment liabilities are centrally held borrowings of £156.9 million (2022: £163.0 million), provisions of £nil (2022: £nil) and other liabilities of £5.3 million (2022: £3.8 million). Where borrowings can be directly attributed to segments, these have been allocated.

Non-current assets of the International segment include £14.4 million (2022: £12.4 million) attributable to the UK.

3.2.6 Additions to non-current assets

	Property, plant and equipment		Intangible assets
	2023 £m	2022 £m	2023 £m	2022 £m
North America	6.3	9.7	4.2	4.1
UK & Ireland	1.1	4.2	0.1	0.2
International	3.7	5.3	0.2	0.6
Total	11.1	19.2	4.5	4.9

3.2.7 Other disclosures

	Goodwill		Intangible assets
	2023 £m	2022 £m	2023 £m	2022 £m
North America	304.2	302.7	51.8	38.9
UK & Ireland	60.2	60.2	1.0	2.2
International	34.9	36.4	13.4	16.6
Total	399.3	399.3	66.2	57.7

	Retirement benefit obligations
	2023 £m	2022 £m
North America	–	(1.3)
UK & Ireland	–	–
International	(2.6)	(3.0)
Total	(2.6)	(4.3)

4. Operating profit

Operating profit is stated after charging the following:

	Note	2023 £m	2022 £m
Depreciation of property, plant and equipment	10	(12.0)	(12.4)
Depreciation of right-of-use assets	11	(7.9)	(7.1)
Amortisation of acquired intangible assets	9	(13.6)	(17.6)
Amortisation of other intangible assets	9	(2.7)	(2.0)
Impairment of other intangible assets	9	–	(0.1)
Write off of goodwill	9	(1.0)	–
Research and development costs		(5.2)	(5.1)
Foreign exchange loss		(1.9)	(0.7)
Loss on disposal of property, plant and equipment		(0.2)	(0.1)
Employee costs	5	(164.0)	(158.6)
Freight costs		(17.2)	(19.2)

5. Employees and employee costs

5.1 Accounting policy

5.1.1 Wages and salaries

Wages and salaries are recognised in the income statement as the employees’ services are rendered.

5.1.2 Termination benefits

Termination benefits are payable when employment is terminated by the Group before the normal retirement date, or whenever an employee accepts voluntary redundancy in exchange for these benefits. The Group recognises termination benefits at the earlier of the following dates:

•	When the Group can no longer withdraw the offer of those benefits; or

•	When the entity recognises costs for a restructuring that is within the scope of IAS 37 and involves the payment of termination benefits.

In the case of an offer made to encourage voluntary redundancy, the termination benefits are measured based on the number of employees expected to accept the offer. Benefits falling due more than twelve months after the end of the reporting period are discounted to their present value.

5.1.3 Bonus plans

The Group recognises a liability and an expense for bonuses based on the expected level of payment to employees in respect of the relevant financial year. The Group recognises a provision where contractually obliged or where there is a past practice that has created a constructive obligation.

5.2 Employment costs

Employment costs of employees, including Directors’ remuneration, during the year were as follows:

	Note	2023 £m	2022 £m
Wages and salaries		(145.8)	(141.2)
Social security costs		(12.2)	(12.1)
Share-based payments – equity settled	22	(1.1)	(0.8)
Share-based payments – cash settled	22	(0.4)	(0.2)
Pension costs – defined contribution schemes	20	(4.2)	(4.0)
Pension costs – defined benefit schemes	20	(0.3)	(0.3)
Total employment costs		(164.0)	(158.6)

6. Finance income and costs

	2023 £m	2022 £m
Finance income
Interest income from short-term bank deposits	3.4	0.9
Gain on revaluation of derivative instruments	–	0.1
Total finance income	3.4	1.0
Finance costs
Interest payable on bank loans, private placement notes and overdrafts	(10.8)	(6.9)
Foreign exchange on borrowings	0.8	0.2
Interest payable on leases	(2.6)	(3.0)
Amortisation of borrowing costs	(0.5)	(0.6)
Pension interest cost	(0.2)	–
Loss on revaluation of derivative instruments	(0.3)	–
Total finance costs	(13.6)	(10.3)
Net finance costs	(10.2)	(9.3)

7. Taxation

7.1 Accounting policy

The income tax charge comprises current and deferred tax. Tax is recognised in the income statement, except to the extent that it relates to items recognised in other comprehensive income or directly in equity, in which case it is recognised in the relevant statement.

The Group’s liability for current tax is calculated using tax rates that have been enacted, or substantively enacted at the balance sheet date in the countries where the Company and its subsidiaries operate and generate taxable income.

Deferred income tax is recognised on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the consolidated financial statements. No deferred tax liabilities are recognised if they arise from the initial recognition of:

•	goodwill; or

•	an asset or liability in a transaction other than a business combination that at the time of the transaction affects neither accounting nor taxable profit or loss.

Deferred income tax is determined using tax rates that have been enacted or substantively enacted at the balance sheet date and are expected to apply when the related deferred income tax asset is realised or when the deferred income tax liability is settled.

Deferred income tax liabilities are provided on taxable temporary differences arising on investments in subsidiaries except for deferred income tax liabilities where the timing of the reversal of the temporary difference is controlled by the Group and it is probable that the temporary difference will not reverse in the foreseeable future.

Deferred income tax assets are recognised only to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilised.

Deferred income tax assets are recognised on deductible temporary differences arising from investments in subsidiaries only to the extent that it is probable the temporary difference will reverse in the future and there is sufficient taxable profit against which the temporary difference can be utilised.

Deferred income tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and where the deferred income tax assets and liabilities relate to income taxes levied by the same taxation authority. Offset may be applied, either within the same tax entity or different taxable entities, where there is an intention to settle tax balances on a net basis.

The Group has made provisions for uncertain tax positions in accordance with IFRIC 23. At any point in time, the Group has open tax returns across the jurisdictions in which it operates, which, may give rise to different amounts of tax due. Judgement is required in making an assessment of whether it is probable a tax authority will accept an uncertain tax treatment. If it is not probable the position will be accepted, estimation is required in making a provision using either the expected value approach or the most likely outcome approach. The amounts at which tax liabilities are finally settled may differ from the amounts provided.

7.2 Taxation – income statement and other comprehensive income

7.2.1 Tax on profit

	Note	2023 £m	2022 £m
Current taxation
Current tax on profit for the year		(16.5)	(19.1)
Prior year adjustments		2.0	1.5
Total current taxation		(14.5)	(17.6)
Deferred taxation
Origination and reversal of temporary differences		3.4	4.6
Rate change adjustment		–	0.1
Foreign exchange difference		0.1	–
Prior year adjustments		(0.8)	(0.7)
Total deferred taxation	7.3	2.7	4.0
Income tax charge in the income statement		(11.8)	(13.6)
Total charge relating to components of other comprehensive income
Items that will not be reclassified to profit or loss
Deferred tax charge on defined benefit obligations	7.3	(1.3)	–
Items that may be reclassified subsequently to profit or loss
Current tax credit/(charge) on translation		0.1	(0.3)
Current tax credit on share-based payments		–	–

Deferred tax charge on share-based payments	7.3	–	(0.2)
Deferred tax charge on translation		–	–
Income tax charge in the statement of other comprehensive income		(1.2)	(0.5)
Total current taxation		(14.4)	(17.9)
Total deferred taxation		1.4	3.8
Total taxation		(13.0)	(14.1)

The standard rate of corporation tax in the UK changed from 19.0% to 25.0% with effect from 1 April 2023. Accordingly, the Group’s UK profits for this financial year are taxed at a weighted average rate of 23.5% (2022: 19.0%). The deferred tax balances have been measured using the applicable enacted rates they are expected to unwind at in their respective territories.

Taxation for other jurisdictions is calculated at rates prevailing in those respective jurisdictions.

Exchange differences on translation of foreign operations, change in fair value of net investment hedge and the effective portion of changes in value of fair value hedges, included within other comprehensive income do not have any tax impact.

7.2.2 Reconciliation of the total tax charge

The tax assessed for the year differs from the weighted average rate of 23.5% (2022: 19.0%). The differences are explained below:

	2023 £m	2022 £m
Profit before taxation	50.0	61.4
Profit before taxation multiplied by the weighted average rate of corporation tax in the UK of 23.5% (2022: 19.0%)	(11.8)	(11.7)
Effects of:
Expenses not deductible for tax purposes	(0.1)	(0.2)
Overseas tax rate differences	(1.2)	(2.5)
Rate change adjustment	–	0.1
Foreign exchange difference	0.1	–
Prior year adjustments	1.2	0.7
Income tax charge in the income statement	(11.8)	(13.6)

7.3 Taxation – balance sheet

The net movement in deferred tax is as follows:

	Accelerated tax depreciation £m	Post-retirement benefit provisions £m	Intangible assets on acquisition £m	Purchased goodwill £m	Other timing differences £m	Total £m
At 1 January 2022	(4.6)	0.3	(13.8)	4.0	6.2	(7.9)
Income statement credit/(charge)	0.1	–	4.5	(1.9)	1.3	4.0
Tax charge relating to components of other comprehensive income	–	–	–	–	(0.5)	(0.5)
Exchange difference	–	–	(0.8)	–	–	(0.8)
At 31 December 2022	(4.5)	0.3	(10.1)	2.1	7.0	(5.2)
Income statement credit/(charge)	(0.1)	1.0	3.3	(0.6)	(0.9)	2.7
Tax credit/(charge) relating to components of other comprehensive income	–	(1.3)	–	–	0.1	(1.2)
Exchange difference	–	–	–	–	0.2	0.2
At 31 December 2023	(4.6)	–	(6.8)	1.5	6.4	(3.5)

Comprised of:

	2023 £m	2022 £m
Deferred tax assets	1.4	1.7
Deferred tax liabilities	(4.9)	(6.9)
Net deferred tax liabilities	(3.5)	(5.2)

The deferred tax asset arises from temporary differences arising in various tax jurisdictions, predominantly the US and UK. Given both recent and forecast trading, the Directors are of the opinion that the level of profits in the foreseeable future is more likely than not to be sufficient to recover these assets.

Deferred tax liabilities of £8.7 million (2022: £7.0 million) are expected to fall due after more than one year and deferred tax assets of £1.5 million (2022: £1.1 million) are expected to be recovered after more than one year.

7.3.1 Factors that may affect future tax charges

The estimated tax losses within the Group are as follows:

	Gross losses		Tax effect of losses
Estimated tax losses:	2023 £m	2022 £m	2023 £m	2022 £m
Capital losses	10.8	10.8	(2.5)	(2.7)
Trading losses	14.3	14.1	(3.2)	(4.2)
Total estimated tax losses	25.1	24.9	(5.7)	(6.9)

In accordance with the Group’s accounting policy, as the future use of these losses is uncertain, none of these losses have been recognised as a deferred tax asset.

In respect of unremitted earnings of overseas subsidiaries, an assessable temporary difference exists, but no deferred tax liability has been recognised because the Group is able to control the timing of any distributions from these subsidiaries and, hence, any tax consequences that may arise.

7.4 OECD Pillar Two model rules

The Group is within the scope of the OECD Pillar Two model rules. Pillar Two legislation was enacted in the United Kingdom, the jurisdiction in which the Company is incorporated, and came into effect from 1 January 2024. Since the Pillar Two legislation was not effective at the reporting date, the Group has no related current tax exposure. The Group has applied the exception to recognising and disclosing information about deferred tax assets and liabilities related to Pillar Two income taxes, as provided in the amendments to IAS 12 issued in May 2023.

Under the legislation, the Group would be liable to pay a top-up tax for any difference between its Global Anti-Base Erosion (GloBE) effective tax rate per jurisdiction and the 15% minimum rate. The Group is in the process of assessing its exposure to the Pillar Two legislation in conjunction with its tax specialists for when it comes into effect. There are complexities in applying the legislation and calculating GloBE income which the Group is working through; however, based on analysis performed to date, it is unlikely that the Group will have a material exposure as a result of the new legislation.

8. Earnings per share

Basic earnings per share amounts are calculated by dividing net profit for the year attributable to ordinary equity holders by the weighted average number of ordinary shares outstanding during the year.

Diluted earnings per share amounts are calculated by dividing the net profit attributable to ordinary equity holders by the weighted average number of ordinary shares outstanding during the year, plus the weighted average number of ordinary shares that would be issued on the conversion of all the diluted potential ordinary shares into ordinary shares.

8.1 Earnings per share

	2023	2022
Profit for the year (£m)	38.2	47.8
Basic earnings per share (pence per share)	19.6	24.6
Diluted earnings per share (pence per share)	19.5	24.5

Basic earnings per share amounts are calculated by dividing net profit for the year attributable to ordinary equity holders by the weighted average number of ordinary shares outstanding during the year.

Diluted earnings per share amounts are calculated by dividing the net profit attributable to ordinary equity holders by the weighted average number of ordinary shares outstanding during the year, plus the weighted average number of ordinary shares that would be issued on the conversion of all the diluted potential ordinary shares into ordinary shares.

8.2 Weighted average number of shares

	2023 ‘m	2022 ‘m
Weighted average number of shares (including treasury shares)	196.8	196.8
Treasury shares	(0.4)	(0.5)
Employee Benefit Trust shares	(1.4)	(2.1)
Weighted average number of shares – basic	195.0	194.2
Effect of dilutive potential ordinary shares – LTIP awards and options	1.4	1.0
Weighted average number of shares – diluted	196.4	195.2

9. Goodwill and intangible assets

9.1 Accounting policy

9.1.1 Goodwill

Goodwill arises on the acquisition of subsidiaries and represents the excess of the consideration transferred over the Group’s interest in the net fair value of the identifiable assets, liabilities and contingent liabilities of the acquiree.

For the purpose of impairment testing, goodwill acquired in a business combination is allocated to each of the Cash Generating Units (“CGU”) that are expected to benefit from the synergies of the combination. Each unit or group of units to which the goodwill is allocated represents the lowest level within the entity at which the goodwill is monitored for internal management purposes. Goodwill is monitored at the operating segment level.

Goodwill impairment reviews are undertaken annually or more frequently if events or changes in circumstances indicate a potential impairment. The carrying amount of goodwill is compared to the recoverable amount, which is the higher of value in use and the fair value less costs of disposal. Any impairment is recognised immediately as an expense and is not subsequently reversed.

9.1.2 Intangible assets

Intangible assets are stated at cost less accumulated amortisation and impairment. The estimated useful lives of acquired intangible assets are reviewed whenever events or circumstances indicate that there has been a change in the expected pattern of consumption of the future economic benefits embodied in the asset. Any amendments to the estimated useful lives of intangible assets are recorded as a change in estimate in the period the change occurred.

i. Intangible assets arising on business combinations

On acquisition of businesses by the Group, the Group recognises any separately identifiable intangible assets separately from goodwill. This includes acquired brands, customer relationships, trademarks and licences. These intangible assets are initially measured at fair value and amortised on a straight-line basis over their estimated useful economic lives, being:

•	Acquired brands – 5 to 20 years

•	Customer relationships – 7 to 15 years

ii. Computer software

Computer software which the Group has control over, is initially recognised at the purchase price of the software, plus directly attributable costs of preparing the software for use. Directly attributable costs include configuration and customisation costs, including both external consultancy and employee costs. Configuration and customisation costs associated with Software as a Services (“SaaS”) arrangements are capitalised only if they create an intangible asset that the Group controls. If these costs do not meet the definition of an intangible asset but are considered to be an integral part of the service provided by the software provider, they are capitalised as a prepayment and expensed as the service is provided. In other cases, these costs are expensed as incurred. Computer software is subsequently amortised on a straight-line basis over its estimated useful economic lives, being:

•	Computer software – 3 to 7 years

iii. Research and development costs

Research costs are expensed to the income statement as incurred. Development costs are capitalised when all of the following can be demonstrated:

•	The technical feasibility of completing the intangible asset so that it will be available for use or sale

•	The Group’s intention to complete the intangible asset and use or sell it

•	The Group’s ability to use the intangible asset or to sell it

•	That the intangible asset will generate probable future economic benefits. This includes the ability to demonstrate the existence of a market for the intangible asset’s output or for the intangible asset itself; or, if the asset is to be used internally, the Group must be able to demonstrate the usefulness of the intangible asset

•	The availability of adequate technical, financial and other resources to complete the development and to use or sell the intangible asset

•	The Group’s ability to measure reliably the expenditure attributable to the intangible asset during its development

The Group does not currently capitalise any development costs, as for new products, the incremental costs from the point at which technical feasibility is demonstrated, and there is enough certainty that sufficient future economic benefits will be derived are not material.

9.1.3 Impairment of goodwill and intangible assets

Intangible assets, including goodwill, that have an indefinite useful life or intangible assets not ready to use, are not subject to amortisation and are tested annually for impairment and are reviewed for impairment whenever events or circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognised for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of the asset’s fair value less costs of disposal and value in use. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are largely independent cash inflows. Prior impairments of non-financial assets (other than goodwill) are reviewed for possible reversal at each reporting date. Goodwill previously impaired cannot be reversed at a later date.

9.2 Cash generating units

The Group’s CGUs have been defined as each of the Group’s three operating divisions and Lawrence. Each division has its own senior management and leadership team, which holds the overall responsibility for the key decision making of each operating unit within that division. In the opinion of the Directors, the divisions represent the smallest groups of assets that independently generate cash flows for the Group. This conclusion is consistent with the approach adopted in previous years. Lawrence is identified as a separate CGU, however it was included in the North America division for the purpose of monitoring goodwill.

9.3 Carrying amount of goodwill

	Note	£m
Net carrying value
At 1 January 2022		363.3
Exchange difference		36.0
At 31 December 2022		399.3
Acquisition of subsidiary	24	17.6
Write off of goodwill	4	(1.0)
Exchange difference		(16.6)
At 31 December 2023		399.3

The write off of goodwill of £1.0 million relates to the closure of the business in China.

Goodwill is monitored on an operating segment basis and the net book value of goodwill is allocated by CGU as follows:

	2023 £m	2022 £m
North America	304.2	302.7
UK & Ireland	60.2	60.2
International	34.9	36.4
Total goodwill	399.3	399.3

9.3.1 Impairment tests for goodwill

The recoverable amounts of CGUs are estimated from value in use (“VIU”) calculations. VIU is determined by discounting the future pre-tax cash flows generated from the continuing use of the CGU, using a pre–tax discount rate.

Assumptions

Cash flow projections

Cash flow projections, including EBITDA margins, which have been reviewed and approved by the Board, are derived from the bottom-up budget and strategic plan for the following three years, extrapolated for a further two years at an estimated medium-term growth rate for each CGU which is based on past experience and external information. The five-year cash flows were extrapolated using a long-term growth rate of 2.0% (2022: 1.75%) in order to calculate the terminal recoverable amount. The forecasts were derived using assumptions based on market growth expectations, estimated share gains, and margin expansion from executing of strategic initiatives.

Climate change

The Group has considered the potential impact of climate change on future cash flows and the terminal growth rate used in the impairment test. This took into consideration the quantification of the risks and opportunities as part of the Group’s TCFD work, as well as the commitments made in the sustainability roadmap. This included overlaying the impact of the quantified NPV impact for both the physical and transition risk as disclosed in the sustainability report. After taking into account the potential impact of climate change, significant headroom remained in the model.

In addition, there have been no factors identified that would be expected to limit the useful lives of any major assets or parts of the business that would suggest the current terminal growth rate is not appropriate.

Discount rates

Discount rates are estimated using a weighted average cost of capital calculation as a base for each CGU. This uses observable information such as market risk premiums, comparable company information, and country-specific interest rates to align with the risk profiles of the CGUs. This is then adjusted to derive a pre-tax rate.

The key assumptions used in the VIU calculations in each of the Group’s CGUs at 31 December are as follows:

	Average pre-tax discount rate		Average EBITDA margin: years one to five
	2023	2022	2023	2022
North America	13.8%	12.8%	20.8%	21.9%
UK & Ireland	12.8%	12.7%	14.1%	17.5%
International	16.5%	15.3%	17.7%	19.2%

Impairment review results: 2022 and 2023

A review of the carrying amount of goodwill and intangible assets across the Group has been carried out at year end taking into account the current trading conditions and future prospects. The assumptions have been subjected to sensitivity analyses, including sensitising revenue, EBITDA margin and the discount rate. The annual impairment review did not result in any impairment losses being recognised in 2023. The results are summarised as follows:

UK & Ireland: Relative to the base case scenario, revenue would need to decline by over 4.5% on average in each of the five years from 2024 to 2028, or the average EBITDA margin for the next five years would need to decrease from 14.1% to 11.1%, or the post-tax discount rate would need to increase from 10.4% to 13.2% to reduce VIU headroom to zero. None of these scenarios are considered reasonably possible changes in assumptions.

North America: Relative to the base case scenario, revenue would need to decline by over 2.2% on average in each of the five years from 2024 to 2028, or the average EBITDA margin for the next five years would need to decrease from 20.8% to 17.4%, or the post-tax discount rate would need to increase from 11.1% to 13.9% to reduce VIU headroom to zero. None of these scenarios are considered reasonably possible changes in assumptions.

International: Relative to the base case scenario, revenue would need to decline by over 5.6% on average in each of the five years from 2024 to 2028, or the average EBITDA margin for the next five years would need to decrease from 17.7% to 15.3%, or the post-tax discount rate would need to increase from 12.8% to 15.3% to reduce VIU headroom to zero. None of these scenarios are considered reasonably possible changes in assumptions.

9.4 Carrying amount of intangible assets

	Note	Computer software £m	Acquired brands £m	Customer relationships £m	Other Intangibles £m	Total £m
Cost
At 1 January 2022		15.5	82.1	252.5	–	350.1
Additions		4.7	–	–	0.2	4.9
Disposals		(0.4)	–	–	–	(0.4)
Transfer between categories		0.1	(0.1)	–	–	–
Exchange difference		1.8	7.8	24.3	–	33.9
At 31 December 2022		21.7	89.8	276.8	0.2	388.5
Additions		4.4	0.1	–	–	4.5
Disposals		(1.1)	(0.1)	–	–	(1.2)
Acquisition of subsidiary	24	–	1.5	20.6	–	22.1
Transfer between categories		(0.1)	0.1	–	–	–
Exchange difference		(1.1)	(3.7)	(11.0)	–	(15.8)
At 31 December 2023		23.8	87.7	286.4	0.2	398.1

Accumulated amortisation
At 1 January 2022		(8.4)	(59.4)	(215.5)	–	(283.3)
Amortisation charge for the year	4	(2.0)	(5.4)	(12.2)	–	(19.6)
Disposals		0.4	–	–	–	0.4
Impairment		(0.1)	(0.1)	–	–	(0.2)
Exchange difference		(0.9)	(5.9)	(21.3)	–	(28.1)
At 31 December 2022		(11.0)	(70.8)	(249.0)	–	(330.8)
Amortisation charge for the year	4	(2.7)	(4.2)	(9.4)	–	(16.3)
Disposals		1.1	0.1	–	–	1.2
Exchange difference		0.6	3.0	10.4	–	14.0
At 31 December 2023		(12.0)	(71.9)	(248.0)	–	(331.9)

Net carrying value
At 1 January 2022		7.1	22.7	37.0	–	66.8
At 31 December 2022		10.7	19.0	27.8	0.2	57.7
At 31 December 2023		11.8	15.8	38.4	0.2	66.2

Included in computer software are assets under construction of £2.7 million (2022: £3.4 million) for which amortisation has not yet commenced.

The amortisation charge for the year has been included in selling, general and administrative expenses in the income statement and comprises £13.6 million (2022: £17.6 million) relating to amortisation of acquired intangible assets and £2.7 million (2022: £2.0 million) relating to amortisation of other intangible assets.

10. Property, plant and equipment

10.1 Accounting policy

Property, plant and equipment are stated at cost less accumulated depreciation and impairment. Cost includes expenditure that is directly attributable to the acquisition of the assets. Subsequent costs are included in the asset’s carrying amount or recognised as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the specific asset will flow to the Group and the cost of the subsequent item can be measured reliably. The carrying amount of the replaced part is derecognised from the date of replacement. All other repairs and maintenance are charged to the income statement during the financial period in which they are incurred.

Freehold land is not depreciated. Depreciation is provided on all other property, plant and equipment at rates calculated to write off the cost less estimated residual value of each asset on a straight-line basis over its expected useful life, at the following annual rates:

•	Freehold buildings	– 2.0% to 5.0%

•	Plant and machinery	– 7.5% to 33.0%

The carrying amounts of property, plant and equipment are reviewed for impairment periodically if events or changes in circumstances indicate that the carrying amount may not be recoverable. The assets’ residual values, useful lives and methods of depreciation are reviewed and adjusted, if appropriate, at the end of each reporting period.

Gains and losses on disposals are determined by comparing the proceeds with the carrying amount and are recognised in the income statement.

Non-current assets classified as held for sale

Non-current assets classified as held for sale are measured at the lower of carrying amount or fair value less costs to sell. Non-current assets are classified as held for sale if their carrying amount will be recovered through a sale transaction rather than through continuing use. This condition is met only when the sale is highly probable, and the asset is available for immediate sale in its present condition. Management must be committed to the sale which should be expected to qualify for recognition as a completed sale within one year from the date of classification.

10.2 Carrying amount of property, plant and equipment

	Note	Freehold land and buildings £m	Plant and machinery £m	Total £m
Cost
At 1 January 2022		25.0	108.5	133.5
Additions		0.3	18.9	19.2
Disposals		–	(8.6)	(8.6)
Transfers between asset categories		1.0	(1.0)	–
Exchange difference		3.3	20.9	24.2
At 31 December 2022		29.6	138.7	168.3
Additions		–	11.1	11.1
Acquisition of subsidiary	24	–	2.7	2.7
Disposals		(0.5)	(11.7)	(12.2)
Assets classified as held for sale	10.3	(6.6)	(1.0)	(7.6)
Transfers between asset categories		0.6	(0.6)	–
Exchange difference		(1.4)	(9.6)	(11.0)
At 31 December 2023		21.7	129.6	151.3

Accumulated depreciation
At 1 January 2022		(7.8)	(62.2)	(70.0)
Depreciation charge for the year	4	(1.0)	(11.4)	(12.4)
Disposals		–	8.3	8.3
Impairment		–	(0.7)	(0.7)
Transfers between asset categories		(0.2)	0.2	–
Exchange difference		(1.9)	(17.0)	(18.9)
At 31 December 2022		(10.9)	(82.8)	(93.7)
Depreciation charge for the year	4	(1.0)	(11.0)	(12.0)
Disposals		0.4	11.5	11.9
Assets classified as held for sale	11.3	4.3	0.9	5.2
Exchange difference		0.7	7.7	8.4
At 31 December 2023		(6.5)	(73.7)	(80.2)

Net carrying value
At 1 January 2022		17.2	46.3	63.5
At 31 December 2022		18.7	55.9	74.6
At 31 December 2023		15.2	55.9	71.1

Depreciation on property, plant, and equipment is included in the income statement as follows:

	2023 £m	2022 £m
Cost of sales	10.5	10.1
Selling, general and administrative expenses	1.5	2.3
Total depreciation charge	12.0	12.4

The carrying amounts of property, plant and equipment have been reviewed for impairment, with a charge of £nil (2022: charge of £0.7 million) recognised. As part of this review, the Group has considered the impact of physical risk hazards arising from climate change on significant asset locations, the risk of obsolescence or impairment of equipment due to the introduction of climate-related technologies, and additional costs of transitioning to energy-efficient technology. There were no assets identified where this would significantly reduce the useful economic life and no impairment charge has been recognised in relation to climate change.

10.3 Assets classified as held for sale

In October 2023, the Directors approved the sale of a warehouse located in Italy and entered into active discussions regarding the sale. The sale is expected to be concluded in 2024. The carrying value of £2.4 million has been classified as an asset held for sale. Any gain or loss will be recognised in the income statement once the property is sold.

11. Leases

11.1 Accounting policy

Recognition

At inception, the Group assesses whether a contract is or contains, a lease. This assessment involves the exercise of judgement about each specified asset, whether the Group obtains substantially all the economic benefits from the use of that asset, and whether the Group has the right to direct the use of the asset. The Group recognises a right-of-use (“ROU”) asset and a lease liability at the commencement of the lease.

Short-term and low-value assets

The Group has elected not to recognise ROU assets and lease liabilities for leases where the total lease term is less than, or equal to, twelve months, or for leases of assets with a value of less than £5,000. The payments for such leases are recognised in the income statement on a straight-line basis over the lease term.

Non-lease components

Fees for components such as property taxes, maintenance, repairs and other services that are either variable or transfer benefits separate to the Group’s right to use the asset are separated from lease components based on their relative stand-alone selling price. These components are expensed in the income statement as incurred.

Measurement

Lease liabilities

Lease liabilities are initially measured at the present value of future lease payments at the commencement date. Lease payments are discounted using the interest rate implicit in the lease, or where this cannot be readily determined, the lessee’s incremental borrowing rate. Lease payments include the following payments due within the non-cancellable term of the lease, as well as the term of any extension options where these are considered reasonably certain to be exercised:

•	Fixed payments

•	Variable payments that depend on an index or rate

•	The exercise price of purchase or termination options if it is considered reasonably certain these will be exercised

Subsequent to the commencement date, the lease liability is measured at the initial value, plus an interest charge determined using the incremental borrowing rate, less lease payments made. The interest expense is recorded in finance costs in the income statement. The liability is remeasured when future lease payments change, when the exercise of extension or termination options becomes reasonably certain, or when the lease is modified.

Right-of-use assets

The ROU asset is initially measured at cost, being the value of the lease liability, plus the value of any lease payments made at, or before, the commencement date, initial direct costs and the cost of any restoration obligations, less any incentives received.

The ROU asset is subsequently measured at cost less accumulated depreciation and impairment losses. The ROU asset is adjusted for any remeasurement of the lease liability. The ROU asset is subject to testing for impairment where there are any impairment indicators.

11.2 The Group’s leasing arrangements

The Group leases manufacturing and warehousing facilities, offices, and various items of plant, machinery, and vehicles used in its operations.

Leases of manufacturing and warehousing facilities and offices generally have lease terms between five and 25 years, whilst plant, machinery, and vehicles generally have lease terms between six months and five years. The Group’s obligations under its leases are secured by the lessor’s title to the leased assets. Generally, the Group is restricted from assigning and subleasing the leased assets. There are several lease contracts that include extension and termination options and variable lease payments, which are further discussed below.

11.3 Carrying value of right-of-use assets

Set out below are the carrying amounts of ROU assets recognised and the movements during the year:

	Land and buildings £m	Plant and machinery £m	Total £m
At 1 January 2022	50.2	1.8	52.0
Additions	6.8	1.5	8.3
Change in indexation	0.1	–	0.1
Disposals	(0.1)	–	(0.1)
Depreciation charge	(6.1)	(1.0)	(7.1)
Revaluation impairment	(0.2)	–	(0.2)
Exchange difference	4.3	–	4.3
At 31 December 2022	55.0	2.3	57.3
Additions	2.8	0.8	3.6
Change in indexation	3.7	–	3.7
Depreciation charge	(6.9)	(1.0)	(7.9)
Exchange difference	(1.2)	(0.1)	(1.3)
At 31 December 2023	53.4	2.0	55.4

11.4 Carrying value of lease liabilities

Set out below are the carrying amounts of lease liabilities and the movements during the year:

	2023 £m	2022 £m
At 1 January	(61.7)	(54.8)
New leases	(3.6)	(8.3)
Lease extensions	–	–
Change in indexation	(3.7)	(0.1)
Disposals	0.1	0.1
Interest charge	(2.6)	(3.0)
Lease payments	9.7	9.2
Exchange difference	2.1	(4.8)
At 31 December	(59.7)	(61.7)

	2023 £m	2022 £m
Current liabilities	(7.1)	(6.8)
Non-current liabilities	(52.6)	(54.9)
At 31 December	(59.7)	(61.7)

Refer to note 18.3.3 for lease maturity analysis.

11.5 Amounts recognised in profit or loss

The following are the amounts recognised in profit or loss:

	2023 £m	2022 £m
Depreciation of ROU assets (included in cost of sales and selling, general and administration expenses)	(7.9)	(7.1)
Interest expense (included in finance cost)	(2.6)	(3.0)
Expense relating to short–term and low–value assets not included in lease liabilities (included in cost of sales and selling, general and administration expenses)	(1.6)	(2.3)
Expense relating to variable lease payments not included in lease liabilities (included in cost of sales and selling, general and administration expenses)	(0.7)	(0.7)
At 31 December	(12.8)	(13.1)

11.6 Extension and termination options

The Group has several lease contracts that include extension and termination options. These options are negotiated by management to provide flexibility in managing the leased-asset portfolio and align with the Group’s business needs. Management applied judgement in determining whether these options were reasonably certain to be exercised when determining the lease term. In making this judgement, management considered the remaining lease term, future business plans and other relevant economic factors.

As at 31 December 2023, potential future cash outflows of £74.9 million (2022: £60.7 million) (undiscounted) have not been included in the lease liability because it is not reasonably certain that the leases will be extended (or not terminated).

12. Inventories

12.1 Accounting policy

Inventories are valued at the lower of cost and net realisable value. Cost is determined in accordance with the first-in, first-out method. Cost includes the cost of materials determined on a purchase cost basis, direct labour and an appropriate proportion of manufacturing overheads based on normal levels of activity. It excludes borrowing costs. Net realisable value is the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale.

The carrying amounts of inventories are stated with due allowance for excess, obsolete or slow-moving items. Management exercises judgement in assessing net realisable value. In estimating provisions for slow-moving and obsolete inventory management assesses of the nature and condition of the inventory, including assumptions around demand, market conditions and new product development initiatives. To provide a consistent basis of estimation, the Group defines a methodology for estimating the provision required to bring inventory to net realisable value. This methodology calculates a provision for obsolete inventory at 100% of the value of inventory with no movement in the last 12 months and for slow-moving inventory at 75% of the value of inventory holdings in excess of the last 24 months sales. Adjustments are then made where appropriate, such as for new products without sales history or where inventory holdings are higher for strategic reasons. In 2022, the slow-moving inventory provision for North America was amended to consider the excess over 24 months sales rather than 12 months. This change was made as a result of having abnormally high levels of stock following the significant supply chain disruption experienced. This change in estimate was extended to the rest of the Group in 2023, the effect of which was not material.

12.2 Carrying amount of inventories

	2023 £m	2022 £m
Raw materials and consumables	34.0	45.4
Work in progress	23.3	25.0
Finished goods	61.7	82.7
At 31 December	119.0	153.1

The cost of materials charged to cost of sales in the income statement during the year was £278.1 million (2022: £327.3 million).

Inventories are stated net of an allowance for excess, obsolete or slow-moving items of £13.8 million (2022: £18.5 million).

A charge in respect of obsolete and slow-moving inventory of £1.2 million (2022: £0.2 million) was recognised during the year.

There were no borrowings secured on the inventories of the Group (2022: £nil).

13. Trade and other receivables

13.1 Accounting policy

Trade receivables are amounts due from customers for goods sold in the ordinary course of business. If collection is expected in one year, or less they are classified as current assets; otherwise, they are presented as non-current assets.

Trade receivables are recognised initially at the transaction price. The Group holds the trade receivables with the objective of collecting the contractual cash flows, and so it measures them subsequently at amortised cost using the effective interest method, less appropriate allowances for estimated credit losses (provision for impairment).

The Group assesses, on a forward-looking basis, the expected credit losses associated with its trade receivables carried at amortised cost. The impairment methodology applied depends on whether there has been a significant increase in credit risk.

For trade receivables, the Group applies the simplified approach permitted by IFRS 9, which requires expected lifetime losses to be recognised from initial recognition of the receivables. To measure the expected credit losses, trade receivables are grouped based on shared credit risk characteristics and the length of time overdue. An estimate is made of the expected credit loss based on the Group’s history, existing market conditions, as well as forward-looking estimates at the end of each reporting period.

The trade receivables impairment provision requires the use of estimation techniques by Group management. The estimate is made based on the assessments of the creditworthiness of customers, the ageing profile of receivables, historical experience, and expectations about future market conditions.

13.2 Carrying amounts of trade and other receivables

	2023 £m	2022 £m
Trade receivables	71.9	70.5
Less: Provision for impairment of trade receivables	(3.7)	(3.0)
Trade receivables – net	68.2	67.5
Other receivables	10.5	6.4
Prepayments	6.9	7.5
At 31 December	85.6	81.4

All trade and other receivables are current. The net carrying amounts of trade and other receivables are considered to be a reasonable approximation of their fair values.

Impairment of trade receivables

The impairment loss allowance was determined as follows:

31 December 2023	Not yet due	0–3 months overdue	3–12 months overdue	> 12 months overdue	Total
Expected credit loss rate	1.0%	10.4%	91.7%	100.0%	5.1%
Gross trade receivables (£m)	58.4	11.5	1.2	0.8	71.9
Loss allowance (£m)	0.6	1.2	1.1	0.8	3.7

31 December 2022	Not yet due	0–3 months overdue	3–12 months overdue	> 12 months overdue	Total
Expected credit loss rate	0.3%	15.7%	45.5%	100.0%	4.2%
Gross trade receivables (£m)	58.5	10.2	1.1	0.7	70.5
Loss allowance (£m)	0.2	1.6	0.5	0.7	3.0

Movement in the allowance for impairment of trade receivables is as follows:

	2023 £m	2022 £m
At 1 January	(3.0)	(3.0)
Net impairment losses on financial assets	(0.8)	(0.4)
Receivables written off during the year	0.2	0.6
Unused amounts reversed	(0.1)	–
Exchange difference	–	(0.2)
At 31 December	(3.7)	(3.0)

The carrying amounts of trade and other receivables are denominated in the following currencies:

	2023 £m	2022 £m
US dollars	35.1	36.5
Sterling	15.4	16.1
Euros	23.2	19.9
Other currencies	11.9	8.9
At 31 December	85.6	81.4

13.3 Financial assets at fair value through profit or loss

The Group classifies equity investments as assets held at fair value through profit or loss (“FVPL”). See note 18.1 for financial instruments accounting policy.

Financial assets measured at FVPL are as follows:

	2023 £m	2022 £m
Unlisted shares	1.2	1.2

14. Cash and cash equivalents

14.1 Accounting policy

In the consolidated statement of cash flows and balance sheet, cash and cash equivalents include cash in hand, deposits held at call with banks and other short-term, highly liquid investments with original maturities of three months or less. Bank overdrafts are included in cash and cash equivalents in the balance sheet, only when there is a legal right of offset and an intention to settle net. Otherwise, these are classified as borrowings.

Although the Group’s current bank overdrafts form part of cash pooling arrangements and the Group monitors cash net of overdrafts, these do not meet the definition of cash under accounting standards and have therefore been classified as borrowings. However, bank overdrafts are integral to cash management and are therefore included as part of cash and cash equivalents within the cash flow statement. Please see below for reconciliation and refer to note 17 for bank overdrafts included in borrowings.

14.2 Carrying amounts of cash and cash equivalents

	2023 £m	2022 £m
Cash at bank and in hand	60.6	71.4
Short-term deposits	3.1	3.2
Cash at bank and on deposit	63.7	74.6

Reconciliation of cash and cash equivalents and bank overdrafts at the year end:

	2023 £m	2022 £m
Cash at bank and on deposit	63.7	74.6
Bank overdrafts disclosed in borrowings (note 17)	(25.4)	(16.4)
Net cash and cash equivalents and bank overdrafts at 31 December	38.3	58.2

Included in cash and cash equivalents is £3.2 million (2022: £3.6 million) of cash held in a foreign subsidiary that is not available for use by the Group as a result of exchange control restrictions.

The carrying amounts of cash and cash equivalents are denominated in the following currencies:

	2023 £m	2022 £m
Sterling	23.6	21.7
US dollars	17.0	29.5
Euros	10.5	8.1
Other currencies	12.6	15.3
Cash at bank and on deposit at 31 December	63.7	74.6

15. Trade and other payables

15.1 Accounting policy

Trade payables are obligations to pay for goods or services that have been acquired in the ordinary course of business from suppliers. Accounts payable are classified as current liabilities if payment is due within one year or less. If not, they are presented as non-current liabilities.

Trade payables are recognised initially at fair value and subsequently measured at amortised cost using the effective interest method.

15.2 Carrying amounts of trade and other payables

	2023 £m	2022 £m
Trade payables	(56.7)	(55.8)
Other taxes and social security costs	(4.8)	(3.7)
Accruals	(31.8)	(27.4)
Deferred income	(1.5)	(1.4)
At 31 December	(94.8)	(88.3)
Analysed as:
Current liabilities	(94.8)	(88.3)
At 31 December	(94.8)	(88.3)

The carrying amounts of trade and other payables are considered to be a reasonable approximation of their fair values.

The carrying amounts of trade and other payables are denominated in the following currencies:

	2023 £m	2022 £m
US dollars	(48.6)	(49.9)
Sterling	(16.3)	(13.9)
Euros	(23.0)	(17.7)
Other currencies	(6.9)	(6.8)
Trade and other payables at 31 December	(94.8)	(88.3)

16. Derivative financial instruments

16.1 Accounting policy

Derivative financial instruments are initially recognised at fair value on the date on which a derivative contract is entered into and are subsequently remeasured at fair value. Derivatives are carried as assets when fair value is positive and as liabilities when fair value is negative.

The Group designates certain derivatives as:

•	fair value hedge: hedges of the fair value of recognised assets or liabilities or a firm commitment;

•	cash flow hedge: hedges of a particular risk associated with a recognised asset or liability or a highly probable forecast transaction; or

•	net investment hedge: hedges of a net investment in a foreign operation.

For those instruments designated as hedges, the Group documents at the inception of the transaction, the relationship between hedging instruments and hedged items, as well as its risk management objectives and strategy for undertaking various hedging transactions. The Group also documents its assessment, both at hedge inception and on an ongoing basis, of whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items.

The full fair value of a hedging derivative is classified as non-current and current asset/liabilities based on the contractual maturity of the derivative. If the contractual maturity of the derivative is more than twelve months then it is classified as a non-current asset or liability and as a current asset or liability when the contractual maturity of the derivative is less than twelve months.

For derivatives that do not qualify for hedge accounting, any gains or losses arising from changes in fair value are recognised immediately in the income statement.

16.1.1 Fair value hedges

Changes in the fair value of derivatives designated and qualifying as fair value hedges are recorded in other comprehensive income, together with any changes in fair value of the hedged asset or liability that are attributable to the hedged risk.

16.1.2 Cash flow hedges

The effective portion of changes in the fair value of the derivatives that are designated and qualify as cash flow hedges is recognised in other comprehensive income. The gain or loss relating to the ineffective portion is recognised immediately in the income statement.

Amounts accumulated in equity are reclassified to the income statement in the period in which the hedged item affects profit or loss. When a hedging instrument expires or is sold, or when a hedge no longer meets the criteria for hedge accounting, any cumulative gain or loss existing in equity at that time remains in equity and is recognised when the forecast transaction is ultimately recognised in the income statement. When a forecast transaction is no longer expected to occur, the cumulative gain or loss that was reported in equity is immediately transferred to the income statement.

16.1.3 Net investment hedge

Hedges of net investments in foreign operations are accounted for in a similar manner to cash flow hedges. Any gain or loss on the hedging instrument relating to the effective portion of the hedge is recognised in other comprehensive income. The gain or loss relating to the ineffective portion is recognised in the income statement. Gains and losses accumulated in equity are included in the income statement when the foreign operation is partially disposed of or sold.

16.1.4 Carrying amounts of derivative financial instruments

	2023		2022
	Assets £m	Liabilities £m	Assets £m	Liabilities £m
Forward exchange contracts – not designated as hedges	–	(0.5)	–	(0.2)
Cross currency interest rate swaps – fair value hedges	–	(0.3)	0.2	–
At 31 December	–	(0.8)	0.2	(0.2)
Analysed as:
Current	–	(0.5)	–	(0.2)
Non-current	–	(0.3)	0.2	–
At 31 December	–	(0.8)	0.2	(0.2)

The carrying amounts of derivative financial instruments are denominated in the following currencies:

	2023		2022
	Assets £m	Liabilities £m	Assets £m	Liabilities £m
Sterling	–	(0.5)	0.2	–
US dollars	–	(0.3)	–	(0.2)
At 31 December	–	(0.8)	0.2	(0.2)

16.2 Forward exchange contracts

The notional principal amount of the outstanding forward foreign exchange contracts at 31 December 2023 was £34.8 million (2022: £19.8 million). The contracts have a range of maturities up to 15 January 2025. Hedge accounting is not applied to forward exchange contracts and gains or losses are recognised in the income statement.

During the year a loss of £0.3 million (2022: gain of £0.1 million) was recognised in the income statement for the changes in value of the forward exchange contracts.

16.2.1 Cross-currency interest rate swaps

In April 2022, the Group entered into a fixed to fixed cross-currency interest rate swap, swapping US$10 million of the proceeds from the private placement notes into sterling and euros to fund the Group’s UK and International operations. The notional principal amounts of the outstanding interest rate swap at 31 December 2023 were £8.0 million (2022: £7.2 million). The swap instrument has been designated as a fair value hedge against the coupon payments due on the US$10 million of US dollar denominated private placement debt. The hedge ratio is 1:1 as the underlying value of the hedging instrument matches the underlying value of the hedged item. There was no hedge ineffectiveness.

During the year a loss of £0.5 million (2022: gain of £0.2 million) was recognised in other comprehensive income.

16.2.2 Net investment hedges

The Group uses foreign currency-denominated debt to hedge the value of its US dollar and euro–denominated net assets, which may change due to respective movements in US dollar and euro exchange rates. At 31 December 2023, the value of the net investment hedges was £126.8 million (2022: £133.5 million). These hedges are considered highly effective, and no ineffective portion has been recognised in the income statement.

The hedge ratio of each net investment hedge was 1:1, holding all other variables constant. The weighted average hedged rate of the US net investment hedge was 1.244 (2022: 1.237) and of the EUR net investment hedge was 1.150 (2022: 1.173).

The effect of the net investment hedges on the Group’s financial statements is summarised as follows:

	2023 US net investment hedge	2023 EUR net investment hedge	2022 US net investment hedge	2022 EUR net investment hedge
Loan carrying amount (£m)	(86.4)	(40.4)	(90.9)	(42.6)
Loan carrying amount ($m/€m)	(110.0)	(46.6)	(110.0)	(48.1)
Hedge ratio (holding all other variables constant)	1:1	1:1	1:1	1:1
Change in carrying amount of loans as a result of foreign currency movements recognised in OCI	4.5	0.9	(9.5)	(2.2)
Change in value of hedged item used to determine hedge effectiveness	(4.5)	(0.9)	9.5	2.2

17. Borrowings

17.1 Accounting policy

Interest-bearing loans and borrowings are recognised initially at fair value, net of transaction costs incurred. Interest-bearing loans and borrowings are subsequently carried at amortised cost using the effective interest method. Bank overdrafts have been included in borrowings. Please refer to note 14 for reconciliation of cash and cash equivalents and bank overdrafts.

17.2 Carrying amounts of borrowings

	Note	2023 £m	2022 £m
Unsecured borrowings at amortised cost:
Bank borrowings		(54.3)	(74.9)
Bank overdrafts	14	(25.4)	(16.4)
Senior notes		(94.3)	(99.2)
Capitalised borrowing costs		2.3	2.1
At 31 December		(171.7)	(188.4)
Analysed as:
Current liabilities		(60.2)	(15.9)
Non-current liabilities		(111.5)	(172.5)
At 31 December		(171.7)	(188.4)

There were no defaults in interest payments in the year under the terms of the existing loan agreements.

Non-cash movements in the carrying amount of interest–bearing loans and borrowings relate to the amortisation of borrowing costs (see note 6).

The carrying amounts of borrowings are denominated in the following currencies:

	2023 £m	2022 £m
Sterling[1]	(31.2)	(24.2)
US dollars	(100.1)	(121.5)
Euros	(40.4)	(42.7)
At 31 December	(171.7)	(188.4)

[1]	Includes capitalised borrowing costs.

17.2.1 Bank borrowings

Multi-currency revolving credit facility

In December 2022, the Group refinanced its revolving credit facility, securing a new £210 million sustainability-linked Revolving Credit Facility, which may be increased through an accordion option of up to £100 million. During the current year, the Group exercised its option to extend the RCF by an additional year to December 2027. The banking facility is unsecured and is guaranteed by Tyman plc and its principal subsidiary undertakings. A portion of the loan margin is now linked to the performance of the Group on three sustainability metrics, which align with Tyman’s immediate sustainability priorities and its 2030 sustainability roadmap:

1.	Reduction in Scope 1 and 2 emissions from the 2019 baseline

2.	Year on year increase in percentage of revenue from positive-impact solutions that contribute to the United Nations Sustainable Development Goals

3.	Reduction in the Total Recordable Incident Rate per one million hours worked (excluding the impact of COVID-19)

Progress against these sustainability metrics will be independently verified on an annual basis. If Tyman achieves some, or all, of these metrics, then the loan pricing will be reduced for the following year; a shortfall against the metrics will result in Tyman paying a similar premium to a nominated charity.

As at 31 December 2023, the Group has undrawn amounts committed under the multi-currency revolving credit facility of £144.8 million (2022: £125.8 million). These amounts are floating rate commitments, which expire beyond twelve months.

17.2.2 Private placement notes

The Group’s private placement notes of US$120 million are notes issued to US financial institutions. These comprise:

•	US$45.0 million issued in November 2014, with a ten-year maturity from inception at a coupon of 5.37%, due for repayment in November 2024

•	US$75 million issued in April 2022. US$40 million of these notes have a term of seven years maturing in April 2029, with a coupon rate of 3.51%, and US$35 million have a term of ten years maturing in April 2032, with a coupon rate of 3.62%. These notes incorporate three sustainability performance targets, which align with Tyman’s sustainability roadmap. This incentive mechanism results in a modest reduction or increase in the coupon rate depending on performance against these targets. The targets are:

•	Reduction in Tyman’s Scope 1 and 2 emissions by a series of milestones, including a reduction of 50% by 2026 and carbon neutrality by 2030 (relative to 2019 baseline)

•	Submission of Tyman’s Scope 3 target to the Science Based Target initiative (SBTi) for verification by February 2023

•	Participation in CDP in 2022 and annually thereafter

17.3 Net debt

	2023 £m	2022 £m
Borrowings	(171.7)	(188.4)
Lease liabilities	(59.7)	(61.7)
Cash and cash equivalents	63.7	74.6
At 31 December	(167.7)	(175.5)

17.4 Cash flows from financing activities

	Liabilities from financing activities
	Borrowings[1] £m	Lease liabilities £m	Bank overdrafts £m	Total £m
At 1 January 2022	(149.1)	(54.8)	(18.9)	(222.8)
Cash movements
Financing cash flows (excluding interest)	(9.3)	6.2	2.5	(0.6)
Interest expense	(6.9)	(3.0)	–	(9.9)
Interest payments	6.5	3.0	–	9.5
Non-cash movements
Disposals	–	0.1	–	0.1
New leases	–	(8.3)	–	(8.3)
Lease modifications	–	(0.1)	–	(0.1)
Foreign exchange adjustments	(14.7)	(4.8)	–	(19.5)
Capitalised borrowing costs	2.1	–	–	2.1
Amortisation of borrowing costs	(0.6)	–	–	(0.6)
At 31 December 2022	(172.0)	(61.7)	(16.4)	(250.1)
Cash movements
Financing cash flows (excluding interest)	19.0	7.1	(9.0)	17.1
Interest expense	(10.8)	(2.6)	–	(13.4)
Interest payments	9.1	2.6	–	11.7
Non-cash movements
Accrued interest	1.7	–	–	1.7
Disposals	–	0.1	–	0.1
New leases	–	(3.6)	–	(3.6)
Lease modifications	–	(3.7)	–	(3.7)
Foreign exchange adjustments	6.6	2.1	–	8.7
Capitalised borrowing costs	0.6	–	–	0.6
Amortisation of borrowing costs	(0.5)	–	–	(0.5)
At 31 December 2023	(146.3)	(59.7)	(25.4)	(231.4)

[1]	Borrowings exclude bank overdrafts of £25.4 million (2022: £16.4 million).

18. Financial risk management and financial instruments

18.1 Accounting policy

Financial assets and liabilities are recognised in the Group’s balance sheet when the Group becomes a party to the contractual provisions of the instrument and are generally derecognised when the contract that gives rise to it is settled, sold, cancelled or expires.

18.1.1 Financial assets

Classification

The Group classifies its financial assets in the following measurement categories:

•	Those to be measured subsequently at fair value through profit or loss

•	Those to be measured subsequently at amortised cost

The classification depends on the Group’s business model for managing the financial assets and the contractual terms of the cash flows. For assets measured at fair value, gains and losses will be recorded in profit or loss.

Initial measurement

At initial recognition, the Group measures a financial asset at its fair value plus, in the case of a financial asset not at FVPL, transaction costs that are directly attributable to the acquisition of the financial asset. Transaction costs of financial assets carried at FVPL are expensed in profit or loss.

Subsequent measurement

Debt instruments

Subsequent measurement of debt instruments depends on the Group’s business model for managing the asset and the cash flow characteristics of the asset. There are two measurement categories into which the Group classifies its debt instruments:

•	Amortised cost: Assets that are held for collection of contractual cash flows where those cash flows that represent solely payments of principal and interest are measured at amortised cost. Interest income from these financial assets is included in finance income using the effective interest rate method. Any gain or loss arising on derecognition is recognised directly in profit or loss and presented in selling, general and administrative expenses in the income statement, together with foreign exchange gains and losses.

•	FVPL: Assets that do not meet the criteria for amortised cost or fair value through other comprehensive income are measured at FVPL. A gain or loss on a debt investment that is subsequently measured at FVPL is recognised in profit or loss in the period in which it arises.

Equity instruments

The Group subsequently measures all equity investments at fair value, with any gains or losses recorded in profit or loss.

Impairment

The Group assesses on a forward-looking basis the expected credit losses associated with its debt instruments carried at amortised cost. The impairment methodology applied depends on whether there has been a significant increase in credit risk. For policy on impairment of trade receivables, see note 13.

18.1.2 Financial liabilities held at amortised cost

Financial liabilities held at amortised cost comprise “trade and other payables” (see note 15) and “interest-bearing loans and borrowings” (see note 17).

18.2 Financial instruments: by category

Assets as per balance sheet:

	31 December 2023				31 December 2022
	Financial assets at amortised cost £’m	Financial assets at fair value through profit or loss £’m	Derivatives used for hedging £’m	Total £’m	Financial assets at amortised cost £’m	Financial assets at fair value through profit or loss £’m	Derivatives used for hedging £’m	Total £’m
Trade and other receivables[1]	68.2	–	–	68.2	67.5	–	–	67.5
Financial assets at FVPL	–	1.2	–	1.2	–	1.2	–	1.2
Cash and cash equivalents	63.7	–	–	63.7	74.6	–	–	74.6
Derivative financial instruments	–	–	–	–	–	–	0.2	0.2
Total financial assets	131.9	1.2	–	133.1	142.1	1.2	0.2	143.5

[1]	Excludes non-financial assets, including other receivables and prepayments.

Liabilities as per balance sheet:

	31 December 2023			31 December 2022
	Derivatives used for hedging £m	Other financial liabilities at cost £m	Total £m	Derivatives used for hedging £m	Other financial liabilities at cost £m	Total £m
Borrowings[1]	–	(174.0)	(174.0)	–	(190.5)	(190.5)
Lease liabilities	–	(59.7)	(59.7)	–	(61.7)	(61.7)
Derivative financial instruments	(0.8)	–	(0.8)	(0.2)	–	(0.2)
Trade and other payables[2]	–	(71.4)	(71.4)	–	(69.0)	(69.0)
Total financial liabilities	(0.8)	(305.1)	(305.9)	(0.2)	(321.2)	(321.4)

[1]	Excludes capitalised borrowing costs of £2.3 million (2022: £2.1 million) and includes bank overdrafts £25.4 million (2022: £16.4 million).

[2]	Excludes non-financial liabilities, including employee cost accruals, deferred income and tax liabilities.

18.3 Financial instruments: risk profile

18.3.1 Capital risk management

The Group manages its capital structure to ensure that it will be able to continue as a going concern. The capital structure of the Group consists of cash and cash equivalents (note 14), interest-bearing loans and borrowings (see note 18) and equity attributable to the shareholders of the Company as disclosed in the consolidated statement of changes in equity.

18.3.2 Financial management

The Group’s principal financial instruments comprise bank loans, private debt and cash and short-term deposits. The Group has various other financial instruments, such as trade receivables and trade payables that arise directly from its operations. No trading in financial instruments is undertaken.

The Board reviews and agrees policies for managing each financial instrument risk and they are summarised below.

18.3.3 Liquidity and credit risk

The Group maintains sufficient cash and marketable securities and the availability of funding through an adequate amount of credit facilities. Management monitors rolling forecasts of the Group’s liquidity on the basis of expected cash flow.

The Group manages liquidity risk by the pooling of cash resources and depositing funds available for investment in approved financial instruments with financial institutions. Counterparty risk with respect to cash and cash equivalents is managed by only investing in banks and financial instruments with independently assessed credit ratings of at least A2 as published by Standard and Poor’s. Individual risk limits are assessed by management based on the external ratings. Management does not expect any losses from the non-performance of these counterparties.

Credit risk is also attributable to the Group’s exposure to trade receivables due from customers. Management assesses the credit quality of customers taking into account their financial position, past experience and other factors. In order to mitigate credit risk, the Group utilises credit insurance in those areas of its operations where such insurance is available. In areas where such insurance is not available or it is uneconomical to purchase, management monitors the utilisation of credit limits by customers, identified either individually or by Group, and incorporates this information in credit risk controls. The diverse nature of the Group’s customer base means that the Group has no significant concentrations of credit risk.

Trade receivables are presented in the balance sheet net of allowances for doubtful receivables.

The Group’s exposure to credit risk is limited to the carrying amount of financial assets recognised at the balance sheet date.

During the year ended 31 December 2023 and 31 December 2022, the Group operated within its borrowing facilities and has sufficient headroom under its leverage covenant of 3.0x adjusted EBITDA and interest cover covenant of greater than 4x EBITDA.

The table below analyses the contractual undiscounted cash flows of the Group’s financial liabilities into relevant maturity groupings based on the contractual maturity date.

	Not later than one year £m	Later than one year but not later than five years £m	Later than five years £m	Total £m
Borrowings[1]	(64.6)	(96.6)	(29.8)	(191.0)
Derivative financial instruments	(34.8)	(0.3)	–	(35.1)
Trade and other payables[2]	(71.3)	–	–	(71.3)
At 31 December 2023	(170.7)	(96.9)	(29.8)	(297.4)
Borrowings[1]	(20.6)	(127.0)	(65.9)	(213.5)
Derivative financial instruments	(19.8)	–	–	(19.8)
Trade and other payables[2]	(69.0)	–	–	(69.0)
At 31 December 2022	(109.4)	(127.0)	(65.9)	(302.3)

[1]	Excludes capitalised borrowing costs of £2.3 million (2022: £2.1 million) and includes bank overdrafts £25.4 million (2022: £16.4 million).

[2]	Excludes non-financial liabilities.

The below table analyses the contractual undiscounted cash flows of the Group’s lease liabilities into relevant maturity groupings based on the contractual maturity date.

	Not later than one year £m	Later than one year but not later than five years £m	Later than five years £m	Total £m
Lease liabilities as at 31 December 2023	(9.6)	(25.8)	(42.7)	(78.1)
Lease liabilities as at 31 December 2022	(6.6)	(19.4)	(34.7)	(60.7)

18.3.4 Interest rate risk

The interest rate profile of the Group’s borrowings as at 31 December 2023 was as follows:

	Floating rate borrowings[1] £m	Fixed rate borrowings[2] £m	Fixed rate lease liabilities £m	Total £m
Sterling	(33.5)	–	(21.7)	(55.2)
US dollars	(5.8)	(94.3)	(28.7)	(128.8)
Euros	(40.4)	–	(1.1)	(41.5)
Other	–	–	(8.2)	(8.2)
At 31 December 2023	(79.7)	(94.3)	(59.7)	(233.7)
Sterling	(26.0)	–	(18.4)	(44.4)
US dollars	(22.5)	(99.2)	(32.0)	(153.7)
Euros	(42.8)	–	(1.1)	(43.9)
Other	–	–	(10.2)	(10.2)
At 31 December 2022	(91.3)	(99.2)	(61.7)	(252.2)

[1]	Excludes capitalised borrowing costs of £2.3 million (2022: £2.1 million) and includes bank overdrafts £25.4 million (2022: £16.4 million).

[2]	Excludes capitalised borrowing costs of £nil (2022: £nil).

The interest rate on the floating bank loans is linked to the inter-bank rates relevant to each currency of borrowing. The Board periodically reviews any exposure the Group may have to interest rate fluctuations, and, where appropriate, considers use of interest rate swaps to fix the cost of a proportion of these floating rate borrowings.

Interest rate sensitivity

The impact of a 200-basis point movement in floating interest rates on borrowings would have a c.£1.8 million (2022: c.£1.9 million) impact on profits and equity. This impact would be reduced by the tax effect on such a change.

Interest rate risk of financial assets

The weighted average interest rate received on deposited funds was 4.1% during the year (2022: 0.8%).

18.3.5 Foreign currency risk

The Group operates internationally and is exposed to foreign exchange risk arising from various currency exposures, primarily with respect to the US dollar and the euro. Foreign exchange risk arises from future commercial and financing transactions, recognised assets and liabilities denominated in a currency that is not the Group’s functional currency and net investments in overseas entities.

The Group includes entities that transact in currencies other than sterling and that have functional currencies other than sterling, whose net assets are, therefore, subject to currency translation risk. The Group borrows in local currencies as appropriate to minimise the impact of this risk on the balance sheet. See details of net investment hedges in note 17.

Foreign currency exchange rate sensitivity

Foreign currency financial assets and liabilities, translated into sterling at the closing rate, are as follows:

At 31 December 2023	Sterling £m	US dollars £m	Euros £m	Other £m	Total £m
Financial assets
Trade and other receivables[1]	14.2	28.3	18.9	6.8	68.2
Financial assets at FVPL	–	1.2	–	–	1.2
Cash and cash equivalents	23.6	17.0	10.5	12.7	63.8
Derivative financial instruments	–	–	–	–	–
Total financial assets	37.8	46.5	29.4	19.5	133.2
Financial liabilities
Borrowings[2]	(33.5)	(100.1)	(40.4)	–	(174.0)
Lease liabilities	(21.7)	(28.7)	(1.1)	(8.2)	(59.7)
Derivative financial instruments	(0.3)	(0.5)	–	–	(0.8)
Trade and other payables[3]	(12.6)	(37.4)	(18.7)	(2.6)	(71.3)
Total financial liabilities	(68.1)	(166.7)	(60.2)	(10.8)	(305.8)
Potential impact on profit or loss – (loss)/gain
10% increase in functional currency	–	(2.2)	(0.1)	(0.7)	(3.0)
10% decrease in functional currency	–	2.7	0.1	0.8	3.6
Potential impact on other comprehensive income – gain/(loss)
10% increase in functional currency	–	10.9	2.8	(0.7)	13.0
10% decrease in functional currency	–	(13.4)	(3.4)	0.9	(15.9)

[1]	Excludes non-financial assets.

[2]	Excludes capitalised borrowing costs of £2.3 million and includes bank overdrafts £25.4 million.

[3]	Excludes non-financial liabilities.

At 31 December 2022	Sterling £m	US dollars £m	Euros £m	Other £m	Total £m
Financial assets
Trade and other receivables[1]	14.5	29.2	18.2	5.6	67.5
Financial assets at FVPL	–	1.2	–	–	1.2
Cash and cash equivalents	21.7	29.5	8.1	15.3	74.6
Derivative financial instruments	0.2	–	–	–	0.2
Total financial assets	36.4	59.9	26.3	20.9	143.5
Financial liabilities
Borrowings[2]	(26.0)	(121.7)	(42.8)	–	(190.5)
Lease liabilities	(18.3)	(32.1)	(1.1)	(10.2)	(61.7)
Derivative financial instruments	–	(0.2)	–	–	(0.2)
Trade and other payables[3]	(11.3)	(40.5)	(13.9)	(3.3)	(69.0)
Total financial liabilities	(55.6)	(194.5)	(57.8)	(13.5)	(321.4)
Potential impact on profit or loss – (loss)/gain
10% increase in functional currency	–	(2.2)	(0.3)	(1.1)	(3.6)
10% decrease in functional currency	–	2.6	0.4	1.4	4.4
Potential impact on other comprehensive income – gain/(loss)
10% increase in functional currency	–	12.2	2.9	(0.6)	14.5
10% decrease in functional currency	–	(14.9)	(3.5)	0.8	(17.6)

[1]	Excludes non-financial assets.

[2]	Excludes capitalised borrowing costs of £2.1 million and includes bank overdrafts £16.4 million.

[3]	Excludes non-financial liabilities.

The 10% movements in exchange rates are considered to be indicative of a reasonable annual movement, based on historical average movements in exchange rates.

18.3.6 Capital management

The Group’s capital management objectives are to safeguard the Group’s ability to continue as a going concern so as to provide returns to shareholders and benefits to stakeholders. The Group defines its capital as total equity plus net debt.

In maintaining the capital structure, the Group may adjust the amount paid as dividends to shareholders, issue new shares or dispose of assets to reduce debt.

The Group monitors its financial capacity by reference to its financial covenant ratios, including leverage and interest cover. If the Group fails to meet its key financial covenant ratios required by its lenders, this could impact the Group’s average interest rate of borrowings and the future availability of credit to the Group.

The Group is in compliance with the financial covenants contained within its credit facilities and has been in compliance throughout the financial year.

	Note	2023 £m	2022 £m
Borrowings[1]	18	174.0	190.5
Lease liabilities		59.7	61.7
Less: Cash and cash equivalents	15	(63.7)	(74.6)
Total equity		525.6	541.6
Total capital		695.6	719.2

[1]	Excludes capitalised borrowing costs of £2.3 million (2022: £2.1 million) and includes bank overdrafts £25.4 million (2022: £16.4 million).

18.4 Fair value estimation

The Group’s derivative financial instrument used for hedging is measured at fair value. The Group uses the following hierarchy for measuring fair value:

•	Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities.

•	Level 2: inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly or indirectly.

•	Level 3: inputs for the asset or liability that are not based on observable market data.

The table below summarises the fair value hierarchy of financial instruments recognised and measured at fair value in the financial statements:

31 December 2023

	Level 1 fair value £m	Level 2 fair value £m	Level 3 fair value £m	Carrying amount £m
Interest rate swap derivative instruments	–	(0.3)	–	(0.3)
Financial assets at FVPL	–	–	1.2	1.2
Forward exchange contract derivative instruments	–	(0.5)	–	(0.5)
Total	–	(0.8)	1.2	0.4

31 December 2022

	Level 1 fair value £m	Level 2 fair value £m	Level 3 fair value £m	Carrying amount £m
Interest rate swap derivative instruments	–	0.2	–	0.2
Financial assets at FVPL	–	–	1.2	1.2
Forward exchange contract derivative instruments	–	(0.2)	–	(0.2)
Total	–	–	1.2	1.2

There were no transfers between levels in the current and prior year.

Derivative instruments comprise interest rate swaps fair valued using forward interest rates extracted from observable yield curves and foreign exchange contracts valued with reference to the period end exchange rate. The effects of discounting are generally insignificant for Level 2 derivatives. The fair value of the derivative financial instruments at 31 December 2023 is a liability of £0.8 million (2022: £nil).

The fair value of floating rate borrowings approximates to the carrying amount because interest rates are at floating rates where payments are reset to market rates at intervals of less than one year. The fair value of fixed rate borrowings is estimated by discounting the future contracted cash flow, using appropriate yield curves, to the net present values. The fair value and carrying value of borrowings is summarised below.

	2023		2022
	Fair value £m	Carrying value £m	Fair value £m	Carrying value £m
Current liabilities	(60.2)	(60.2)	(15.9)	(15.9)
Non-current liabilities	(109.0)	(111.5)	(173.6)	(172.5)
Fair value of borrowings	(169.2)	(171.7)	(189.5)	(188.4)

The fair value of cash and cash equivalents, receivables and payables approximates to the carrying amount because of the short maturity of these instruments. The carrying values of these are outlined above in note 18.2.

There were no changes in valuation techniques during the year.

19. Provisions

19.1 Accounting policy

Provisions are recognised when:

•	the Group has a present legal or constructive obligation as a result of a past event;

•	it is probable that an outflow of resources will be required to settle the obligation; and

•	a reliable estimate can be made of the amount of the obligation.

The amount recognised as a provision is the best estimate of the consideration required to settle the present obligation at the balance sheet date, taking into account the risks and uncertainties surrounding the obligation. Where a provision is measured using the cash flows estimated to settle the present obligation, its carrying amount is the present value of those cash flows using a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the obligation.

The increase in the provision due to the passage of time is recognised in the income statement within net finance costs. Provisions are not recognised for future operating losses.

Provisions, by their nature, are uncertain. Provisions are measured at the Directors’ best estimate of the expenditure required to settle the obligation at the balance sheet date based on the nature of the provisions, the potential outcomes, any developments relating to specific claims and previous experience.

19.2 Carrying amounts of provisions

	Property related £m	Restructuring £m	Warranty £m	Other £m	Total £m
At 1 January 2022	(3.4)	(0.3)	(1.3)	(1.2)	(6.2)
(Charged)/credited to the income statement
Additional provisions in the year	–	(3.2)	–	–	(3.2)
Unused amounts reversed	0.4	–	0.6	0.1	1.1
Utilised in the year	–	0.2	0.1	0.4	0.7
Exchange difference	–	(0.1)	–	(0.2)	(0.3)
At 31 December 2022	(3.0)	(3.4)	(0.6)	(0.9)	(7.9)
(Charged)/credited to the income statement
Additional provisions in the year	–	(2.4)	(0.2)	(0.1)	(2.7)
Unused amounts reversed	0.3	0.1	0.1	0.3	0.8
Utilised in the year	–	4.1	–	0.1	4.2
Exchange difference	–	0.1	–	–	0.1
At 31 December 2023	(2.7)	(1.5)	(0.7)	(0.6)	(5.5)

Analysed as:

	2023 £m	2022 £m
Current liabilities	(2.1)	(5.0)
Non-current liabilities	(3.4)	(2.9)
At 31 December	(5.5)	(7.9)

Current liabilities are those aspects of provisions that are expected to be utilised within the next twelve months.

19.2.1 Property related

Property provisions include provisions for site restoration costs and leasehold dilapidations.

The provision for leasehold dilapidations relates to contractual obligations to reinstate leasehold properties to their original state of repair. Property provisions are expected to be utilised by 2042.

19.2.2 Restructuring

Restructuring provisions utilised during the year largely relate to the closure of the Hamburg facility (£3.3 million), which has been settled during the current year. The balance of the provision utilised during the year relates to the closure of the business in China. The remaining provision of £1.5 million as at 31 December 2023 relates to the remaining costs of the closure of China, which is expected to be utilised in 2024.

19.2.3 Warranty

Warranty provisions are calculated based on historical experience of the ultimate cost of settling product warranty claims and potential claims. These warranty provisions are expected to be utilised by 2031. The unused amounts reversed during the year predominantly relate to a reduction in a provision made on a previous acquisition as well as a reduction in a product warranty provision.

19.2.4 Other

The £0.6 million relates to various provisions for potential obligations mainly arising from the Group’s M&A activity. These other provisions are expected to be utilised by 2025.

20. Retirement benefit obligations

20.1 Accounting policy

The Group operates both defined contribution and defined benefit pension plans.

20.1.1 Pension obligations

Defined contribution plans

A defined contribution plan is a pension plan under which the Group pays fixed contributions into publicly or privately administered pension insurance plans on a mandatory, contractual or voluntary basis. The Group recognises contributions as an employee benefit expense when they are due and has no further payment obligations once the contributions have been paid. The Group has no legal or constructive obligation to pay further contributions if the fund does not hold sufficient assets to pay all employees the benefits relating to employee service in the current or prior periods. Prepaid contributions are recognised as an asset to the extent that a cash refund in the future is available.

Defined benefit plans

A defined benefit plan is a pension plan that is not a defined contribution plan. Typically, defined benefit plans define an amount of pension benefit an employee will receive on retirement. This amount is usually dependent on one or more factors such as age, years of service and compensation.

The liability recognised in the balance sheet in respect of defined benefit pension plans is the present value of the defined benefit obligation at the end of the reporting period less the fair value of plan assets. The defined benefit obligation is calculated annually by independent actuaries using the projected unit credit method.

The present value of the defined benefit obligation is determined by discounting the estimated future cash outflows using interest rates of high-quality corporate bonds that are denominated in the currency in which the benefits will be paid, and that have terms to maturity approximating to the terms of the related pension obligation. In countries where there is no deep market in such bonds, the market rates on government bonds are used.

Actuarial gains and losses arising from experience adjustments and changes in actuarial assumptions are charged or credited to equity in other comprehensive income in the period in which they arise.

Past service costs are recognised immediately in the income statement.

Defined benefit obligations are calculated using a number of assumptions, including future salary increases, increases to pension benefits, mortality rates and, in the case of post-employment medical benefits, the expected rate of increase in medical costs. The plan assets consist largely of listed securities and their fair values are subject to fluctuation in response to changes in market conditions. Effects of changes in the actuarial assumptions underlying the benefit obligation, effects of changes in the discount rate applicable to the benefit obligation and effects of differences between the expected and actual return on the plan assets are classified as actuarial gains and losses and are recognised directly in equity. Further actuarial gains and losses will be recognised during the next financial year. An analysis of the assumptions that will be used by management to determine the cost of defined benefit plans, which will be recognised in the income statement in the next financial year, is presented in this note.

20.2 Defined contribution pension schemes

The Group operates a number of defined contribution pension schemes, the assets of which are held externally to the Group in separate trustee-administered funds. The costs of the Group’s defined contribution pension schemes are charged to the income statement in the period in which they fall due. The charge to the income statement was £4.2 million (2022: 4.0 million). At the year end, the Group had unpaid pension contributions of £0.2 million (2022: £0.5 million) included within employee benefit liabilities.

20.3 Defined benefit pension schemes

The table below outlines where the Group’s post-employment amounts and activity are included in the financial statements.

	2023 £m	2022 £m
Net defined-benefit obligation on the balance sheet	(2.6)	(4.3)
Income statement charge[1]	(0.3)	(0.3)
Remeasurements[2]	(0.5)	–

[1]	The income statement charge included within profit before taxation includes current service costs, past service costs, administrative costs, interest costs and the fair value gain/(loss) on settlement.

[2]	The remeasurement in the current year amounting to £0.5 million is included net of the £1.2 million deferred tax charge included in the consolidated statement of comprehensive income and consolidated statement of changes in equity (2022: £nil).

As at 31 December 2023, the Group’s principal-defined benefit pension scheme is operated in Italy.

During the year, the termination of the two US-defined benefit schemes, which commenced in 2021, were completed and all remaining obligations were settled. Under the terms of the arrangement, participants were given the option of receiving a lump-sum benefit or an annuity, the liability for which was transferred to an insurance company. The final funding payments for both of the schemes were made in the second half of 2023 and amounted to £2.4 million (US$3.2 million). These schemes had been closed to new entrants and closed to further accrual of service for many years. Termination of these schemes will reduce income statement volatility, administration costs, and future cash outflows. The Group has no further obligations remaining in respect of the US-defined pension schemes.

The Italian scheme relate to TFR termination obligations payable to employees of the Group’s Italian operations. Italian employers are required to make provision for a type of severance package to its employees, equivalent to 6.9% of each employee’s gross annual salary, revalued on the basis of 75.0% of inflation plus a fixed rate of 1.5% during the period of accrual. Upon termination of employment, the employer is obliged to pay a lump sum to the employee. TFR termination obligations are unfunded by the Group. For certain US plans, pensions in payment do not receive inflationary increases. The benefit payments are from trustee-administered funds. Plan assets held in trusts are governed by local regulations and practice in the US, as is the nature of the relationship between the Group and the trustees and their composition.

Responsibility for governance of the plans, including investment and contribution schedules, lies jointly with the Group and the board of trustees. The board of trustees is composed of representatives of the Company and plan participants in accordance with the relevant plan rules.

Actuarial gains and losses from participant experience, changes in demographic assumptions, changes in financial assumptions and net return on plan assets are recognised, net of the related deferred tax, in the consolidated statement of comprehensive income.

The movement in the defined benefit obligations over the year is as follows:

		Present value of obligations		Fair value of plan assets		Net defined liability
	Note	2023 £m	2022 £m	2023 £m	2022 £m	2023 £m	2022 £m
Balance at 1 January		(25.4)	(29.9)	21.1	25.9	(4.3)	(4.0)
Included in the income statement:
Current service costs		–	–	–	–	–	–
Administration costs		–	–	(0.1)	(0.3)	(0.1)	(0.3)
Interest (expense)/income	6	(0.2)	(0.8)	–	0.8	(0.2)	–
Subtotal in income statement[1]	5	(0.2)	(0.8)	(0.1)	0.5	(0.3)	(0.3)
Included in other comprehensive income
Remeasurement gain/(loss) arising from:
Net gain/(loss) on plan assets[2]		–	–	0.1	(6.7)	0.1	(6.7)
Loss from change in demographic assumptions		–	–	–	–	–	–
Gain from change in financial assumptions		0.4	6.9	–	–	0.4	6.9
Experience loss		(1.0)	(0.2)	–	–	(1.0)	(0.2)
Subtotal in other comprehensive income[3]		(0.6)	6.7	0.1	(6.7)	(0.5)	–
Employer contributions		–	–	2.6	–	2.6	–
Settlement		23.0	1.7	(23.1)	(1.5)	(0.1)	0.2
Exchange difference		0.6	(3.1)	(0.6)	2.9	–	(0.2)
Balance at 31 December		(2.6)	(25.4)	–	21.1	(2.6)	(4.3)

[1]	The current service costs and expenses relating to the administration of the defined benefit schemes are included in the income statement within administrative expenses. Also see note 5.3. Net expense is included within net finance income and costs (note 6).

[2]	Excluding amounts included in interest expense.

[3]	The remeasurement in the current year amounting to £0.5 million is included net of the £1.2 deferred tax charge included in the consolidated statement of comprehensive income and consolidated statement of changes in equity (2022: £nil) is included net of the £0.5 million deferred tax charge.) Also see note 7.

Defined benefit plan liabilities and assets by country are as follows:

	Present value of obligations		Fair value of plan assets		Net defined liability
	2023 £m	2022 £m	2023 £m	2022 £m	2023 £m	2022 £m
United States	–	(22.4)	–	21.1	–	(1.3)
Italy	(2.6)	(3.0)	–	–	(2.6)	(3.0)
Balance at 31 December	(2.6)	(25.4)	–	21.1	(2.6)	(4.3)

Plan assets comprise the following asset classes:

	2023		2022
	£m	%	£m	%
Fixed income	–	–	21.1	100.0

Through its defined benefit pension plans, the Group is exposed to a number of risks, the most significant of which are detailed below:

Changes in bond yields	A decrease in corporate bond yields will increase plan liabilities.
Inflation risk	Some of the Group’s pension obligations are linked to inflation, and higher inflation will lead to higher liabilities (although, in most cases, caps on the level of inflationary increases are in place to protect the plan against extreme inflation).
Life expectancies	The majority of the plans’ obligations are to provide benefits for the life of the member, so increases in life expectancy will result in an increase in the plans’ liabilities.

The significant actuarial assumptions were as follows:

	2023		2022
	United States	Italy	United States	Italy
Discount rate	n/a	3.80%	5.00%	3.10%
Inflation	n/a	2.50%	2.40%	2.75%
Salary growth rate	n/a	2.81%	n/a	2.75%

Assumptions regarding future mortality are set based on actuarial advice in accordance with published statistics and experience in each jurisdiction. As both of the US schemes were settled during the current period, there is no future impact and therefore this assumption is not applicable in the current year. This assumption is not relevant to the Italian schemes.

	2023		2022
	United States	Italy	United States	Italy
Retiring at the end of the reporting year
Male	n/a	n/a	20.1	n/a
Female	n/a	n/a	22.2	n/a

Retiring 20 years after the end of the reporting year
Male	n/a	n/a	21.7	n/a
Female	n/a	n/a	23.7	n/a

The sensitivity of the defined benefit obligation as at 31 December 2023 to changes in the discount rate assumption is:

	Change in discount rate assumption	Impact of increase in assumption £m	Impact of decrease in assumption £m
Italy	0.50%	(0.11)	0.11

The above sensitivity analyses are based on a change in the discount rate whilst holding all other assumptions constant. In practice, this is unlikely to occur, and changes in some of the assumptions may be correlated. When calculating the sensitivity of the defined benefit obligation to significant actuarial assumptions, the same methodology has been applied as when calculating the pension liability recognised within the statement of financial position.

The methods and types of assumptions used in preparing the sensitivity analyses did not change compared with the previous year.

The US pension schemes were terminated during the year; as a result, there will be no further service costs incurred by the Group related to these schemes. The expected level of contributions to the defined benefit pension scheme in the year to December 2024 is £0.2 million (2023: £1.6 million).

The weighted average duration of the defined benefit obligation is not applicable for the US plans as both plans were settled during the year (2022: 10.1 years) and 8.8 years for Italian plans (2022: 9.2 years).

The expected maturity analysis of undiscounted post-employment pension benefits is as follows:

	Defined pension benefits[1] 2023 £m	Defined pension benefits 2022 £m
No later than one year	(0.2)	(1.6)
Between one and two years	(0.2)	(1.6)
Between two and five years	(0.5)	(4.8)
Later than five years	(1.1)	(8.0)
Total	(2.0)	(16.0)

[1]	This maturity analysis reflects the current terms of the Italian scheme only. The prior years includes both the US and Italian scheme.

21. Share capital and share premium

21.1 Accounting policy

Ordinary shares are classified as equity. Incremental costs directly attributable to the issue of new ordinary shares or options are shown in equity as a deduction, net of tax, from the proceeds received by the Company.

Where any Group company purchases the Company’s equity share capital (treasury shares), the consideration paid, including any directly attributable incremental costs (net of income taxes), is deducted from equity attributable to the Company’s owners until the shares are cancelled or reissued. Where such shares are subsequently reissued, any consideration received, net of any directly attributable incremental transaction costs and the related income tax effects, is included in equity attributable to the Company’s owners.

21.2 Share capital and share premium

	Number of shares ‘m	Ordinary shares £m	Share premium £m
31 December 2022	196.8	9.8	–
At 31 December 2023	196.8	9.8	0.1

Ordinary shares in the Company have a par value of 5.00 pence per share (2022: 5.00 pence per share). All issued shares are fully paid up.

22. Share-based payments

22.1 Accounting policy

The Group operates the LTIP, which is an equity-settled share-based compensation plan for certain employees under which the entity receives services from employees as consideration for equity instruments (share options) of the Group. The fair value of the employee services received in exchange for the grant of options is expensed on a straight-line basis over the vesting period, based on the Group’s estimate of shares that will eventually vest.

The total amount to be expensed over the vesting period is determined by reference to the fair value of the options granted, excluding the impact of any non-market vesting conditions. Non-market vesting conditions are included in assumptions about the number of options that are expected to vest. At each balance sheet date, the entity revises its estimates of the number of options that are expected to vest, with any changes in estimate recognised in the income statement, with a corresponding adjustment in equity. The fair value of awards granted under LTIP is measured using the Black–Scholes model to predict target EPS levels.

The proceeds received, net of any directly attributable transaction costs, are credited to share capital (nominal value) and share premium when the options are exercised. The Group also operates a Save As You Earn (“SAYE”) scheme for employees and a deferred share bonus plan for senior management.

The Group also operates as deferred share bonus plan that requires that a portion of the Short-Term Incentive Plan (“STIP”) award to Executive Committee members, which is determined based on current year performance, is deferred in shares to be issued three years after the award date. The value is fixed and the number of shares varies dependent on the share price at vesting. This is, therefore, treated as cash settled, with the credit being recorded as a liability. Once the shares are issued, the liability is transferred to retained earnings in equity.

The charges relating to the equity-settled share-based payments are outlined below.

	2023 £m	2022 £m
LTIP	1.0	0.7
Save As You Earn	0.1	0.1
Deferred share bonus plan	0.4	0.2
Total share-based payments charge	1.5	1.0

The charge in respect of the SAYE of £53,557 (2022: £62,000) is immaterial and, therefore, further disclosures are not provided.

22.2 LTIP

The charge to the income statement in 2023 in relation to the LTIP was £1.0 million (2022: £0.7 million).

Conditional, annual awards of shares are granted under the LTIP to the Executive Directors and certain senior managers at the discretion of the Remuneration Committee. Provided the participant remains an employee of the Group and, where applicable, the performance targets are met, awards will vest between one and three years after the date of the grant at no cost to the employee. Further information on the LTIP and the performance targets for each grant are given in the Remuneration report.

The fair value of the awards granted under the LTIP in 2023 and the assumptions used in the calculation of the share-based payment charge are outlined below.

	Grant 1	Grants 2
Exercise price	£nil	£nil
Share price at grant date	£2.39	£2.39
Fair value	£2.39	£2.01
Expected volatility	31.55%	31.55%
Risk–free rate	3.3%	3.3%
Grant date	10–Mar–23	10–Mar–23
Expected life	3 Years	3 Years

Employees other than Executive Directors

LTIPs awarded to Divisional Presidents and Head Office employees under Grant 1 and 2 contain the following performance targets in respect of between half and two-thirds of the respective award’s value: (a) 2025 Group adjusted EPS must be 40.7p or more; (b) 2025 Group ROCE must be 12.8% or more; and (c) at least the lower threshold of the Group ESG scorecard conditions (i.e. Safety, Sustainable Operations, Sustainable Culture and Sustainable Solutions) must be met. Divisional Presidents and senior reports to Divisional Presidents also have a performance target based on their division’s 2025 adjusted operating profit. Senior reports to Divisional Presidents do not have the 2025 Group EPS performance targets attached to their LTIP awards. Divisional Presidents have a service only component in respect of one-third of their awards. Head Office employees and senior reports to Divisional Presidents have a service only component in respect of half of their awards.

Executive Directors

In addition to the Group adjusted EPS, Group ROCE and Group ESG performance targets described above, Executive Directors (who received an award under Grant 2) also have a TSR performance target. To fulfil the TSR performance target, they must achieve at least the “median” in the Net Return Index when ranked against constituents of the FTSE250 index, excluding investments trusts, as at 1 January 2023. Executive Directors are also subject to a two-year compulsory holding period post-vesting.

Movements in the number of outstanding conditional awards of shares are as follows:

	2023 m	2022 m
At 1 January	2.9	2.5
Exercised	(0.6)	–
Granted	1.5	1.0
Lapsed	(1.3)	(0.7)
Dividend equivalent	0.1	0.1
At 31 December	2.6	2.9

At 31 December, there are no options currently exercisable.

22.3 Employee Benefit Trust purchases

Details of shares purchased by the Employee Benefit Trust to satisfy certain share awards vested in the year as well as future obligations under the Group’s various share plans and Treasury Shares are as follows:

	2023	2022
Number of ordinary shares (million)	0.2	2.0
Cost to Company (£m)	0.5	6.6

Reconciliation of Treasury and Employee Benefit Trust (“EBT”) shares:

	2023 m	2022 m
At 1 January	3.0	1.2
Released during the year	(1.0)	(0.2)
Buy back/purchase of shares	0.2	2.0
At 31 December	2.2	3.0

23. Dividends

	2023 £m	2022 £m
Amounts recognised as distributions to owners in the year:
Final dividend for financial year ended 31 December 2022 of 9.5 pence (2021: 8.9 pence)	18.4	17.2
Interim dividend for financial year ended 31 December 2023 of 4.2 pence (2022: 4.2 pence)	8.2	8.2
Total amounts recognised as distributions to owners in the year	26.6	25.4
Amounts not recognised in the financial statements:
Final dividend proposed for the year ended 31 December 2023 of 9.5 pence (2022: 9.5 pence)	18.5	18.4

The proposed final dividend was subject to approval by the shareholders at the Annual General Meeting and has not been included as a liability in the financial statements for the year ended 31 December 2023. In July 2024, a special dividend of 15p per share was declared, with payment contingent on completion of the acquisition by Quanex. This will be paid to shareholders when the acquisition consideration is paid.

24. Business combinations

24.1 Accounting policy

The Group applies the acquisition method to account for business combinations. The consideration transferred for the acquisition of a subsidiary is the fair values of the assets transferred, the liabilities incurred to the former owners of the acquiree, and the equity interest issued by the Group. The consideration transferred includes the fair value of any asset or liability resulting from a contingent consideration arrangement. Identifiable assets acquired, liabilities assumed, and contingent liabilities assumed in a business combination are measured initially at their fair values at the acquisition date.

Acquisition-related costs are expensed as incurred.

Any contingent consideration to be transferred is recognised at fair value at the acquisition date. Subsequent changes to the fair value of the contingent consideration that is deemed to be an asset or liability are recognised in accordance with IAS 39 either in profit or loss or as a change to other comprehensive income. Contingent consideration that is classified as equity is not remeasured, and its subsequent settlement is accounted for within equity.

The excess of the consideration transferred and the acquisition date fair value of any previous equity interest in the acquiree over the fair value of the identifiable net assets acquired is recorded as goodwill (see note 9.2). If the total of consideration transferred is less than the fair value of the net assets of the subsidiary acquired in the case of a bargain purchase, the difference is recognised directly in the income statement.

24.1.1 Estimate: acquisition accounting fair values

IFRS 3 requires assets and liabilities acquired to be recorded at fair value and to identify intangible assets separately from goodwill, initially measuring each group of intangible assets at fair value. Groups of intangible assets include purchased brands and customer relationships. There is limited judgement involved in estimating fair value, particularly in relation to identifiable intangible assets, which requires Management to estimate the useful economic life of each asset, the future cash flows expected to arise from each asset and to apply a suitable discount rate. We do not consider the intangible asset valuation to be a critical area of judgement or a key source of estimation uncertainty as we do not expect that the intangible asset valuation to change materially in the next twelve months after the balance sheet date.

24.1.2 Summary of Lawrence acquisition

On 12 July 2023, the Group completed the acquisition of 100% of the share capital of Barry G Lawrence, Inc., which trades as Lawrence Industries (“Lawrence”). Lawrence designs, manufactures and sells high performance composite hardware for sliding and hung windows to North American window fabricators, and is based in North Carolina, USA.

Lawrence was acquired for initial consideration of £43.8 million (US$56.6 million), with further contingent consideration of up to £9.8 million (US$12.5 million) payable based on the achievement of stretching growth targets in respect of the financial results for the two years up to, and including, 31 December 2024 and key employment milestones being met. The earn-out consideration has been treated as post-employment remuneration due to this being contingent on certain employees remaining with the business.

The following table summarises the provisional consideration paid and the provisional fair value of assets acquired and liabilities assumed at the acquisition date. The fair values will be finalised within twelve months of the acquisition date.

	Note	Lawrence £m
Intangible assets[1]	9	22.1
Property, plant and equipment	10	2.7
Inventories		0.5
Trade and other receivables		1.0
Cash and cash equivalents		0.2
Trade and other payables		(0.3)
Total identifiable net assets		26.2
Goodwill arising on acquisition	9	17.6
Total consideration		43.8
Satisfied by:
Cash		44.0
Consideration adjustment receivable		(0.2)
Total consideration		43.8
Net cash outflow arising on acquisition:
Cash consideration		(44.0)
Net cash and cash equivalents		0.2
Net cash outflow		(43.8)

[1]	Intangible assets acquired relate predominantly to customer relationships and brands.

Acquisition related costs of £1.4 million have been included in selling, general and administrative expenses in the Group’s consolidated income statement (see note 3.2.3). These costs include due diligence, legal fees, and other acquisition-related costs, as well as a charge associated with the estimated earn-out, which under accounting standards, is treated as post-combination remuneration rather than consideration due to it being conditional on continuing employment of a key employee.

The gross and fair value of trade and other receivables is £1.0 million, as £nil is expected to be uncollectable.

Revenue included in the consolidated income statement since 12 July 2023 contributed by Lawrence was £7.1 million. Lawrence contributed £3.0 million to the profit before taxation over the same period.

Had the acquisition of Lawrence been completed on the first day of the financial year, total revenue for the Group for the year would amount to £665.2 million and profit before taxation would amount to £51.2 million.

Goodwill arising on acquisition is attributable to the expected profitability of the acquired business arising through savings and benefits from:

•	the acquired workforce and their knowledge;

•	unquantifiable revenue synergies from cross–selling to the existing customers of the North America division;

•	the potential to win new customers as a result of the increased product offering and scale, specifically in Western USA and Canada; and

•	the potential to leverage the North America divisional distribution network.

Goodwill arising on acquisition is tax deductible.

25. Adjustments to cash flows from operating activities

The following non-cash and financing adjustments have been made to profit before taxation to arrive at operating cash flow:

	Note	2023 £m	2022 £m
Net finance costs	6	10.2	9.3
Depreciation of PPE	10	12.0	12.4
Depreciation of right-of-use assets	11	7.9	7.1
Amortisation of intangible assets	9	16.3	19.6
Impairment of intangible assets	9	–	0.2
Write off of goodwill	9	1.0	–
Impairment of property, plant and equipment	10	–	0.7
Impairment of right-of-use assets	11	–	0.2
Loss on disposal of property, plant and equipment		0.2	0.1
Pension service costs and administration costs		0.3	0.3
Non-cash provision movements		1.9	2.1
Share-based payments	22	1.5	1.0
Total		51.3	53.0

26. Financial commitments

There are no financial commitments as at 31 December 2023 or 31 December 2022.

27. Contingent liabilities

There are no contingent liabilities as at 31 December 2023 or 31 December 2022.

28. Events after the balance sheet date

On 22 April 2024, the Boards of Directors of Quanex Building Products Corporation (“Quanex”) and Tyman plc announced that they had reached an agreement on the terms and conditions of a recommended cash and share offer by Quanex for the entire issued, and to be issued, ordinary share capital of Tyman plc. On 12 July 2024, the majority of eligible Scheme Shareholders across Tyman plc and Quanex voted in favour of the transaction, which is expected to become effective in August 2024.

29. Related party transactions

The following transactions were carried out with related parties of Tyman plc:

29.1 Subsidiaries

Transactions between the Company and its subsidiaries, which are related parties, are eliminated on consolidation. There were no transactions between the Company and its subsidiaries made during the year other than intercompany loans and dividends.

29.2 Key management compensation

The Group considers its Directors to be the key management personnel on the basis that it is the Directors who have the sole responsibility for planning, directing and controlling the Group. Key management compensation in accordance with IAS 24 is as follows:

	2023 £m	2022 £m
Short-term employee benefits	1.5	1.6
Share-based payments (including DSBP)	0.5	0.7
Total	2.0	2.3

30. Subsidiaries

Details of the subsidiaries of the Group as at 31 December 2023 are detailed below. Unless otherwise indicated, all subsidiaries are wholly owned.

Registered name and office address	Country of incorporation	Nature of business
UK operations
29 Queen Anne’s Gate, London SW1H 9BU
Balance UK Limited[1]	United Kingdom	Dormant
Bilco Access Solutions Limited[1]	United Kingdom	Building products
Crompton Limited[1]	United Kingdom	Dormant
ERA Home Security Limited[1]	United Kingdom	Building products
ERA Products Limited[1]	United Kingdom	Dormant
ERA Security Hardware Limited[1]	United Kingdom	Dormant
Grouphomesafe Limited[1]	United Kingdom	Dormant
Howe Green Limited[1]	United Kingdom	Building products
Jasper Acquisition Holdings Limited	United Kingdom	Holding company
Lupus Capital Limited	United Kingdom	Dormant
Octroi Group Limited	United Kingdom	Holding company
Profab Access Limited[1]	United Kingdom	Dormant
Response Electronics Limited[1]	United Kingdom	Dormant
Response Alarms Limited[1]	United Kingdom	Dormant
Schlegel Acquisition Holdings Limited	United Kingdom	Holding company
Schlegel Building Products Limited[1]	United Kingdom	Dormant
Schlegel Limited[1]	United Kingdom	Building products
Tyman Equities Limited	United Kingdom	Dormant
Tyman Financial Services Limited[1]	United Kingdom	Financing company
Tyman Management Limited[1]	United Kingdom	Holding company
1687922 Limited[1]	United Kingdom	Dormant
Window Fabrication and Fixing Supplies Limited[1]	United Kingdom	Dormant
Y-cam Solutions Limited[1]	United Kingdom	Dormant
Zoo Hardware Limited[1]	United Kingdom	Dormant

North American operations
Bay Adelaide Centre, East Tower, 22 Adelaide Street West, Toronto, ON M5H 4E3
Amesbury Canada Inc[1]	Canada	Holding company

8005 Dixie Road, Unit 8043, Brampton, Ontario L6T 3V1
AmesburyTruth, Inc	Canada	Holding company

Roberto Fierro #6351, Industrial Park Aero Juarez, Juarez, Chihuahua 32695
Amesbury Mexico S.De R.L. De C.V.[1]	Mexico	Building products

Deportistas 7820 Parque Industrial Gema Ciudad, Juarez, Chihuahua 32648
Bilcomex Comercializadora S.De R.L. De C.V.[1]	Mexico	Building products
Bilcomex S.De R.L. De C.V.[1]	Mexico	Building products

Via Monterrey Matamoros No. 600, Parque Industrial Milenium, Apoodaca, Nuevo Leon, Mexico, 66600
Ashland Hardware and Casting Systems de Mexico, S.DE.R.L De C.v.[1]	Mexico	Building products

7246, Wright Road, Thomasville, NC, 27360
Barry G. Lawrence, Inc	United States	Building products

Corporation Service Company, 503 S Pierre St, Pierre, SD, 57501-4522
Balance Systems Inc[1]	United States	Building products

Corporation Service Company, Goodwin Square 225 Asylum Street, 20th Floor, Hartford, CT, 06103
The Bilco Company[1]	United States	Holding company
The Bilco Holding Company[1]	United States	Holding company
Bilco U.K. Limited	United States	Building products

Corporate Service Company, 251 Little Falls Drive, Wilmington, DE, 19808, United States
Amesbury Group Inc1	United States	Holding company
Ashland Hardware Holdings, Inc[1]	United States	Holding company
Ashland Hardware LLC[1]	United States	Building products
Tyman Ventures Inc[1]	United States	Holding company
Truth Hardware Corporation[1]	United States	Building products
Schlegel Systems Inc[1]	United States	Building products
Amesbury Acquisition Holdings (2) Inc[1]	United States	Holding company
Amesbury Industries Inc[1]	United States	Holding company

European operations
Nieuwpoortsesteenweg 1028400 Oostende
Schlegel Belgium BVBA[1]	Belgium	Building products

Bredowstrasse, 33–22113, Hamburg
Schlegel Germany GmbH[1]	Germany	Building products

Kolonou 1–3, 12131 Peristeri
Giesse Group Hellas S.A1	Greece	Building products

Via Tubertini n.1, 40054 Budrio BO, Italy
Giesse S.p.A1	Italy	Building products

Constitucion, 84–Poligono Industrial Les Grases, 08980 Sant Feliu De Llobregat, Barcelona
Giesse Group Iberia S.A1	Spain	Building products

Other international operations
Enrique Becquerel 4873, Area de promocion el Triangulo, CP 1615, Buenos Aires
Giesse Group Argentina S.A1	Argentina	Building products

44 Riverside Road, Chipping Norton, NSW 2170
Schlegel Australia Pty (2006) Ltd[1]	Australia	Building products

Level 33, 101 Collins Street, Melbourne, VIC 3000, Australia
Schlegel Pty Limited[1]	Australia	Holding company

617 Alameda Itatinga, Galpao 2, Parte B, Joapirange II, Valinhos–SP
Giesse Brasil Indústria e Comércio de Ferragens e Acessórios Ltda.[1]	Brazil	Building products

618 Alameda Itatinga, Galpao 2, Parte B, Joapirange II, Valinhos–SP
Schlegel América Latina – Vedação, Esquadrias e Extrusão Ltda.[1]	Brazil	Building products

No.151 Linjia of Linlianghe Village, Miaocheng Town, Huairou District, Beijing, 101401
Giesse Hardware (Beijing) Co. Ltd.[1]	China	Building products

Second floor of No.3 Building, No.1515 of Juxian Road, Hi–Tech District, Ningbo, Zhejiang Province
TSA Hardware (Ningbo) Co. Limited[1]	China	Building products
Amesbury (Ningbo) Hardware Trading Co. Ltd[1]	China	Building products

3rd Interchange, Sheikh Zayed Road, Al Quoz Industrial Area 1, Dubai
Schlegel Middle East Building Materials Trading LLC[1,2]	United Arab Emirates	Building products

Branch operations
Access 360 Innovation Drive, Pendeford Wolverhampton, 54 Business Park, WG9 5GA
Bilco UK Ltd	United Kingdom	Building products

D-362, MIDC, TTC Industrial Area, Kushket Village, Juinagar, Navi Mumbai 400705
Giesse S.p.A	India	Building products

Istanbul Merkez Şubesi, Halk Sokak Ada IS Merkezi No: 46, Kat: 2 Daire: 4, 34734 Sahrayicedid, Kadikoy, Istanbul
Giesse S.p.A	Turkey	Building products

8 Chemin du Jubin, 69570 Dardilly
Giesse S.p.A	France	Building products

Av. Eng. Duarte Pacheco, 19 – 3° DTO., 1070–100 Lisboa
Giesse Group Iberia S.A.	Portugal	Building products

[1]	Held by subsidiary.

[2]	Shareholding of 49% held by the Group. The Group has managerial control and is entitled to 100% of the profits and cash generated by the business.